UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

URBAN EDGE PROPERTIES
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2020

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

May 6, 2020
New York, NY

March 26, 2020

Dear Shareholder:

The Board of Trustees and officers of Urban Edge Properties join me in extending to you a cordial invitation to attend the 2020 annual meeting of our shareholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 6, 2020, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our shareholders, employees and partners. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholder.com/UE2020, where you will be able to listen to the Annual Meeting live, submit questions and vote. Please see the “Questions and Answers” section of this proxy statement for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions during the Annual Meeting, and technical details and support related to accessing the virtual platform for the Annual Meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, to our shareholders of record as of the close of business on March 9, 2020. The E-proxy notice contains instructions regarding, among others how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.

If you are unable to attend the Annual Meeting, it is very important that your shares be represented and voted at the Annual Meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the Annual Meeting.

We appreciate your participation in our Annual Meeting.

Sincerely,

Jeffrey S. Olson
Chairman of the Board and Chief Executive Officer

Urban Edge Properties
888 Seventh Avenue
New York, New York 10019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 6, 2020

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Urban Edge Properties, a Maryland real estate investment trust (“we” or the “Company”), to be held on Wednesday, May 6, 2020, at 9:00 a.m. Eastern Time. The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our shareholders, employees and partners. You can attend and participate in the Annual Meeting online by visiting www.virtualshareholder.com/UE2020, where you will be able to listen to the Annual Meeting live, submit questions and vote. To join the Annual Meeting, you will need to have your 16-digit control number, which is included in the Notice (as defined below) and the proxy card sent to you or, if you are a beneficial owner who did not receive such number, may be obtained upon request to the broker, bank, or other nominee that holds your shares. Please see the “Questions and Answers” section of our definitive proxy statement in connection with the Annual Meeting, filed with the Securities and Exchange Commission on March 26, 2020 (the “Proxy Statement”), for more details regarding the logistics of the virtual Annual Meeting, including the ability of shareholders to submit questions, and technical details and support related to accessing the virtual platform for the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.	To elect the eight trustees named in the Proxy Statement, each to serve until our annual meeting of shareholders held in 2021 and until their successors are duly elected and qualify;
2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020;
3.	To consider and vote, on a non-binding advisory basis, on a resolution to approve the compensation of our named executive officers as described in the Proxy Statement; and
4.	To transact such other business as may properly come before the Annual Meeting, including any postponements or adjournments thereof.

We are furnishing proxy materials to you electronically, via the Internet, instead of mailing printed copies of those materials to each shareholder. We believe that this process expedites receipt of our proxy materials by shareholders, while lowering the costs and reducing the environmental impact of our Annual Meeting. We have provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 9, 2020. The Notice contains instructions on how to access our Proxy Statement and annual report over the Internet and how to vote online. The Notice also includes instructions on how you can request and receive a paper copy of the Proxy Statement and annual report for the Annual Meeting and future meetings of shareholders.

The Board of Trustees has fixed the close of business on March 9, 2020 as the record date for determining the shareholders entitled to notice of and to vote at our Annual Meeting. Only holders of record of our common shares of beneficial interest, par value $.01 per share (the “Common Shares”), as of the close of business on March 9, 2020 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you requested and received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You also may vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the Annual Meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting, as described in the Proxy Statement.

By Order of the Board of Trustees,

ROBERT C. MILTON III
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
New York, New York
March 26, 2020

i

ii

PROXY STATEMENT
QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our annual report available to our shareholders electronically via the Internet in connection with the solicitation of proxies by our Board of Trustees (the “Board”) for use at our Annual Meeting to be held online on Wednesday, May 6, 2020, at 9:00 a.m. Eastern Time. We provided a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record on March 9, 2020. If you received the Notice electronically, you will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials, please follow the instructions for requesting printed materials contained in the Notice. Our shareholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described in this Proxy Statement. The approximate date on which this Proxy Statement and accompanying materials will be first sent and made available to shareholders is March 26, 2020.

How do I attend the virtual Annual Meeting?

The Annual Meeting will be held entirely online due to the public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our shareholders, employees and partners. Shareholders of record as of March 9, 2020, will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholder.com/UE2020 and attending the log in instructions below. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Access to the Audio Webcast of the Annual Meeting. The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Eastern Time. Online access to the audio webcast will open approximately thirty minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our shareholders to access the Annual Meeting prior to the start time.

Log in Instructions. To attend the Annual Meeting, log in at www.virtualshareholder.com/UE2020. Shareholders will need their unique 16-digit control number, which appears on the Notice and the proxy card sent to them. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 22, 2020, so that you can be provided with a control number and gain access to the Annual Meeting. If, for any reason, you are unable to locate your control number, you will still be able to join the virtual Annual Meeting as a guest by accessing www.virtualshareholder.com/UE2020 and following the guest log-in instructions; you will not, however, be able to vote or ask questions.

Submitting Questions at the virtual Annual Meeting. As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.

Technical Assistance. Beginning 30 minutes prior to the start of and during the Annual Meeting, we will have support team ready to assist shareholders with any technical difficulties they may have accessing or hearing the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, call our support team which will be posted on www.virtualshareholder.com/UE2020.

Availability of live webcast to team members and other constituents. The live audio webcast will be available to not only our shareholders but also to other constituents. Such constituents will be able to attend the online platform for the Annual Meeting by accessing www.virtualshareholder.com/UE2020 and following the guest log-in instructions; they will not, however, be able to vote or ask questions.

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting:

•	Proposal 1: the election of the eight trustees named in this Proxy Statement, each to serve until our annual meeting of shareholders held in 2021 and until their successors are duly elected and qualify;
•	Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020; and
•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.

In addition, shareholders will vote on such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

What is the Board’s voting recommendation for each item to be considered at the Annual Meeting?

The Board recommends that you vote your shares as follows:

•	Proposal 1: “FOR” the election of the eight trustee nominees named in this Proxy Statement;
•	Proposal 2: “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and
•	Proposal 3: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this Proxy Statement.

What vote is required to approve the proposals?

Once a quorum is present, the following vote is required to approve each proposal:

•	Proposals 1, 2 and 3: The election of a trustee nominee, the ratification of the appointment of Deloitte & Touche LLP and the non-binding advisory approval of the compensation of our named executive officers must each be approved by a majority of the votes cast on the proposal.
•	Other Items: A majority of the votes cast will be sufficient to approve any other matter which may properly come before the Annual Meeting. The Board does not currently know of any other matters that may properly be brought before the Annual Meeting.

What is the quorum for the Annual Meeting?

The presence online or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum to transact business at the Annual Meeting. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present online at the Annual Meeting; or
•	Have authorized a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting sine die or from time to time to a date not more than 120 days after the original record date of March 9, 2020 without notice other than announcement at the Annual Meeting.

At the close of business on the record date, March 9, 2020, there were 121,415,068 Common Shares issued and outstanding. Accordingly, 60,707,535 Common Shares must be represented by shareholders present at the Annual Meeting online or by proxy to have a quorum.

Who is entitled to attend and vote at the Annual Meeting?

All shareholders of record as of the close of business on the record date for the Annual Meeting, are entitled to receive notice of, attend and vote at the Annual Meeting. You may authorize a proxy to vote your shares without attending the Annual Meeting. You are entitled to cast one vote for each common share of beneficial interest, par value $.01 per share (“Common Share”), you held of record as of the record date.

Attendance at the Annual Meeting is limited to shareholders of record and beneficial owners of our Common Shares (see following question for relevant distinction). Beneficial owners are invited to attend the Annual Meeting online at www.virtualshareholder.com/UE2020 and may use their 16-digit control number to vote their shares.

What is the difference between a shareholder of record and a beneficial owner?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the shareholder of record with respect to those shares, and the Notice, and if requested, the proxy materials, were sent directly to you by AST.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice, and if requested, the proxy materials, will be forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form” provided to you by the organization that holds your shares. As a beneficial owner, you are also invited to attend the Annual Meeting online at www.virtualshareholder.com/UE2020 and you may use your 16-digit control number to vote your shares.

If I am a shareholder of record, how do I vote?

Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares. As described in the Notice, there are four ways to vote:

•	Via the Internet. You may authorize a proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the Notice and the proxy card.
•	By Telephone. If you received your proxy materials by mail, you may authorize a proxy by calling the toll free number found on the proxy card.
•	By Mail. If you received your proxy materials by mail, you may authorize a proxy by filling out the proxy card and sending it back in the envelope provided.
•	Online. You may vote online by attending the Annual Meeting online and following the instructions posted at www.virtualshareholder.com/UE2020.

Telephone and internet authorization methods for shareholders of record will be available until 11:59 p.m. (Eastern Time) on May 5, 2020. If you vote by mail, you must ensure proper completion and receipt of the proxy no later than May 5, 2020.

If I am a beneficial owner of shares held in street name, how do I vote?

If you own shares held by a broker, you may instruct your broker to vote your shares in the manner that you direct by following the instructions that the broker provides to you. As a beneficial owner, you are also invited to attend the Annual Meeting online at www.virtualshareholder.com/UE2020 and you may use your 16-digit control number to vote your shares.

Can I change or revoke my proxy?

Yes. If you are a shareholder of record, you may revoke your proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by attending the Annual Meeting and voting online. Attendance online at the Annual Meeting will not by itself constitute revocation of a proxy. If you are the beneficial owner of shares held in street name, you must contact the organization that holds your shares to receive instructions as to how you may revoke your voting instructions.

How are proxies voted?

Proxies properly submitted via the Internet, mail or telephone will be voted at the Annual Meeting in accordance with your directions. If your properly-submitted proxy does not provide voting instructions on a proposal, then the proxy holders will vote your shares (i) in the manner recommended by the Board on all matters presented in this Proxy Statement and (ii) as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Mark J. Langer, Robert C. Milton III and Alexandra Ferrone have been designated as proxy holders for the Annual Meeting.

How are abstentions and broker non-votes treated?

If you are a beneficial owner whose shares are held of record by a brokerage firm, bank, broker-deal, or other similar organization, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote on any of the proposals.

Who has paid for this proxy solicitation?

We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our Common Shares and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Where can I find additional information?

Our website is located at www.uedge.com. Although the information contained on or connected to our website is not part of this Proxy Statement, you can view additional information on the website, such as the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and reports that we file with the SEC. Copies of these documents may be obtained free of charge by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.

PROPOSAL 1 ELECTION OF TRUSTEES

Our Board of Trustees (the “Board”) currently consists of eight trustees (the “Trustees”, individually the “Trustee”). Each Trustee is elected annually for a term of one year and holds office until the next annual meeting and until a successor is duly elected and qualifies. Under our Bylaws, at a shareholder meeting to elect Trustees, a majority of the votes cast with respect to a nominee's election is sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.

In evaluating the suitability of trustee nominees, our Corporate Governance and Nominating Committee takes into account factors such as general understanding of various business disciplines (e.g., marketing or finance), understanding of the Company’s business environment, educational and professional background, judgment, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Board duties. The Board evaluates each individual in the context of the Board as a whole with the objective of retaining a group with diverse and relevant experience that can best perpetuate the Company’s success and represent shareholder interests through sound judgment.

The following table sets forth the name, age, starting year and position for each of our current Trustees as of March 23, 2020.

Name	Age	Trustee Since	Position
Jeffrey S. Olson	52	2014	Trustee (Chairman) and Chief Executive Officer
Michael A. Gould	77	2015	Trustee (Lead Trustee)
Steven H. Grapstein	62	2015	Trustee
Steven J. Guttman	73	2015	Trustee
Amy B. Lane	67	2015	Trustee
Kevin P. O'Shea	54	2014	Trustee
Steven Roth	78	2015	Trustee
Douglas W. Sesler	58	2020	Trustee

Nominees for Election to Term Expiring 2021

Jeffrey S. Olson, Michael A. Gould, Steven H. Grapstein, Steven J. Guttman, Amy B. Lane, Kevin P. O'Shea, Steven Roth and Douglas W. Sesler have been nominated to serve on the Board until our 2021 annual meeting of shareholders and until their respective successors are duly elected and qualify. The Board has no reason to believe that Messrs. Olson, Gould, Grapstein, Guttman, O'Shea, Roth or Sesler or Ms. Lane will be unable, or will decline, to serve if elected. Trustees will be elected by a majority of the votes cast in the election of Trustees.

The biographical descriptions below set forth certain information with respect to each nominee for election as a Trustee at the Annual Meeting. The Board has identified specific attributes of each nominee that the Board has determined qualify that person for service on the Board.

Jeffrey S. Olson Chairman and Chief Executive Officer Trustee Since: 2014 Age: 52
Jeffrey S. Olson has served as our Chairman and Chief Executive Officer since December 29, 2014 and has served as a Trustee since December 19, 2014. Mr. Olson served as chief executive officer and a member of the board of directors of Equity One, Inc. (“Equity One”) from 2006 until September 1, 2014, at which time Mr. Olson joined Vornado Realty Trust (“Vornado”) in order to work on the separation of the Company from Vornado. From 2006-2008, Mr. Olson also served as the president of Equity One. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson received a M.S. in Real Estate from The Johns Hopkins University and a B.S. in Accounting from the University of Maryland, and was previously a Certified Public Accountant.

Mr. Olson’s qualifications to serve on our Board include his role as our Chief Executive Officer, his experience as chief executive officer and a board member of Equity One and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs. Mr. Olson currently serves as an Executive Board Member of the National Association of Real Estate Investment Trusts (“NAREIT”).

Michael A. Gould Trustee Trustee Since: 2015 Age: 77
Michael A. Gould has served as a Trustee since January 14, 2015. Mr. Gould served as Chairman and CEO of Bloomingdale’s, a division of Macy’s Inc., a major retailer operating department stores and specialty stores, from 1991 to 2014. Prior to joining Bloomingdale’s, Mr. Gould was the President and Chief Operating Officer of Giorgio Beverly Hills beginning in 1986 and became its President and Chief Executive Officer in 1987. Mr. Gould also worked at J.W. Robinson’s Department Stores in Los Angeles from 1978 to 1986, serving as its Chairman and Chief Executive Officer from 1981 to 1986. Since November 2015, Mr. Gould has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Mr. Gould received an M.B.A. from Columbia Business School (1968) and a B.A. from Columbia College (1966).

Mr. Gould’s qualifications to serve on our Board include his extensive knowledge of, and experience in, the retail sector and management experience at multiple companies.

Steven H. Grapstein Trustee Trustee Since: 2015 Age: 62
Steven H. Grapstein has served as a Trustee since January 14, 2015. Mr. Grapstein has been Chief Executive Officer of Como Holdings USA, Inc., an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Como Holdings USA, Inc. Since November 2015, Mr. Grapstein has served on the Board of Directors of David Yurman, a leading fine jewelry and luxury timepiece retailer with over 360 locations worldwide. Since November 2003, Mr. Grapstein has served on the Board of Directors of Mulberry Plc, a UK listed company that wholesales and retails luxury leather goods in over 30 countries. Mr. Grapstein also held the position of Chairman of Presidio International dba A/X Armani Exchange, a fashion retail company from 1999 to June 2014. Mr. Grapstein served as Chairman of Tesoro Corporation (NYSE: TSO) from 2010 through 2014 and served on its board from 1992 through May 2015. Mr. Grapstein received a B.S. in Accounting from Brooklyn College (1979) and is a Certified Public Accountant (1981). He is also a director of several privately held hotel and real estate entities.

Mr. Grapstein’s qualifications to serve on our Board include his broad experience in the real estate and retail sectors across a variety of companies, as well as the knowledge of board responsibilities and mechanics he brings from his experience as a former Chairman of a Fortune 100 public company and service on multiple board committees.

Steven J. Guttman Trustee Trustee Since: 2015 Age: 73
Steven J. Guttman has served as a Trustee since January 14, 2015. Mr. Guttman is a real estate industry veteran with over 40 years of experience. In January of 2013, Mr. Guttman founded UOVO Fine Art Storage, which is developing next generation, high-tech facilities for fine art storage, and currently serves as UOVO’s Chairman. Prior to founding UOVO, Mr. Guttman had a 30-year career with Federal Realty Investment Trust, becoming managing Trustee in 1979, President, Chief Executive Officer and Trustee in 1980, and Chairman of the Board and Chief Executive Officer in February 2001, a position he held at the time of retirement in 2003. In 1998, Mr. Guttman founded Storage Deluxe Management Company, a Manhattan-based owner, developer and manager of self-storage facilities, of which he is the principal investor. In the last 15 years, Storage Deluxe has developed approximately 65 properties with an excess of 7 million square feet, primarily in the New York City metropolitan area. Mr. Guttman has been a member NAREIT since 1973 and served as a member of the Board of Governors and Executive Committee, including as Chairman of the Board of Governors from 1997-1998. He received a B.A. from the University of Pittsburgh in 1968 and a J.D. from George Washington University in 1972.

Mr. Guttman’s qualifications to serve on our Board include his extensive career at a large, successful retail REIT (culminating with his service as Chief Executive Officer and Chairman of the Board), and his experience in the REIT industry generally, including his participation in NAREIT.

Amy B. Lane Trustee Trustee Since: 2015 Age: 67
Amy B. Lane has served as a Trustee since January 14, 2015. Ms. Lane was an investment banker for 26 years, primarily specializing in the retail and apparel industry during that time. From 1997 until her retirement in 2002, Ms. Lane served as a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc. (“Merrill Lynch”). Before working at Merrill Lynch, Ms. Lane founded and led the retail industry investment banking unit at Salomon Brothers, Inc., having joined that firm in 1989. Ms. Lane began her investment banking career at Morgan Stanley & Co. in 1977. Ms. Lane is currently a director of The TJX Companies, Inc., GNC Holdings, Inc. and NextEra Energy, Inc. Ms. Lane received an M.B.A. in Finance from The Wharton School and a B.S. from the University of Pennsylvania.

Ms. Lane’s qualifications to serve on our Board include her extensive experience in the retail and apparel sectors, as well as her financial expertise from her many years in investment banking.

Kevin P. O'Shea Trustee Trustee Since: 2014 Age: 54
Kevin P. O’Shea has served as a Trustee since December 29, 2014. Mr. O’Shea has been the Chief Financial Officer of AvalonBay Communities, Inc., a multifamily real estate investment trust, since May 2014. Previously, he had served as Executive Vice President-Capital Markets and as Senior Vice President-Investment Management at AvalonBay. Mr. O’Shea joined AvalonBay in July 2003. Prior to that time, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received an M.B.A. from Harvard Business School, a J.D. from Southern Methodist University and a B.A. from Boston College.

Mr. O’Shea’s qualifications to serve on our Board include his education and experience in business and legal roles, his extensive experience in the REIT sector and his financial expertise stemming from his experience as the Chief Financial Officer of a major REIT, and his experience in the real estate investment banking sector.

Steven Roth Trustee Trustee Since: 2015 Age: 78
Steven Roth has served as a Trustee since January 14, 2015. Mr. Roth has been the Chairman of the Board of Trustees of Vornado, a real estate investment trust, since May 1989 and Chairman of the Executive Committee of the Board of Trustees of Vornado since April 1980. From May 1989 until May 2009, Mr. Roth served as Vornado’s Chief Executive Officer, and has been serving as Chief Executive Officer again from April 15, 2013 until the present. Since 1968, he has been a general partner of Interstate Properties and he currently serves as its Managing General Partner. He is the Chairman of the Board and Chief Executive Officer of Alexander’s, Inc. and the Chairman of the Board of JBG Smith Properties. Mr. Roth was a director of J.C. Penney Company, Inc. from 2011 until September 13, 2013.

Mr. Roth’s qualifications to serve on our Board include his experience in leadership and board responsibilities for a major REIT (as well as with other significant real estate companies), his deep understanding of the class of assets held by the Company and his many years of experience in the real estate field generally.

Douglas W. Sesler Trustee Trustee Since: 2020 Age: 58
Douglas W. Sesler has served as a Trustee since March 20, 2020. Mr. Sesler is currently the Head of Real Estate for Macy's, Inc., a position he has held since April 2016. From 2011 to 2016, Mr. Sesler was president of True Square Capital LLC, a real estate investment and advisory firm. From 2005 to 2011, he was employed at Bank of America Merrill Lynch International Ltd. in roles that included global head of principal real estate investments and global co-head of real estate investment banking. From 1989 to 2005, Mr. Sesler served in a variety of roles at Citigroup and its predecessors, including as managing director of the global real estate investment banking group and managing director of the Travelers Realty Investment Company. He began his career in real estate roles at Chemical Bank. Mr. Sesler serves on the board of directors of Gazit Globe Ltd., an international owner, developer and operator of shopping centers. Mr. Sesler received an B.A. in Government from Cornell University.

Mr. Sesler's qualifications to serve on our Board include his extensive experience in the real estate sector, including in an executive position with one of the largest U.S. department store companies, as well as his experience in the real estate investment banking sector. Mr. Sesler was initially recommended to our Board as a potential trustee candidate by a third-party search firm.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Leadership Structure

Our Board is focused on effective corporate governance practices. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer, a Lead Trustee and Board committees comprised solely of independent Trustees. The Board believes its current structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent Trustees. We value independent board oversight as an essential component of strong corporate performance to enhance shareholder value. All of our Trustees are independent, except Jeffrey S. Olson, our Chairman and Chief Executive Officer.

As Chairman and Chief Executive Officer, Mr. Olson uses the in-depth focus and perspective gained as a senior executive leading other real estate companies and as an analyst covering many U.S. REITs to effectively and efficiently guide our Board. He fulfills his responsibilities through close interaction with our Lead Trustee, Michael A. Gould, who was elected to serve in that capacity by the independent Trustees of our Board.

The Board concluded that Mr. Olson, as a well-seasoned leader with a track record of running and analyzing real estate companies over a long period of time, is the best person to lead the Board. The Board also considered current Board relationships and determined that there is actual and effective independent oversight of management with Mr. Gould serving as Lead Trustee, providing significant independent oversight of the Board, and with the Board as a whole, being primarily comprised of members independent of management, also serving as an actual and effective independent voice.

Trustee Independence

Our Corporate Governance Guidelines and the NYSE listing standards require that at least a majority of our Trustees, and all of the members of the Audit, Compensation and Corporate Governance and Nominating Committees, be “independent”. NYSE listing standards provide that, to qualify as “independent”, a Trustee, in addition to satisfying certain bright-line criteria, must be affirmatively determined by the Board not to have any material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

In addition, our Board has adopted categorical standards to assist it in making determinations of independence. These categorical standards specify certain relationships that our Board has determined not to be material relationships that would categorically impair a Trustee’s ability to qualify as independent, including, among others, (i) a Trustee’s or his or her immediate family member’s status as an employee of an organization that has made payments to the Company, or that has received payments from the Company, not in excess of certain specified amounts; (ii) relationships with organizations with which the Company conducts business, in each case, which owe money to the Company or to which the Company owes money not in excess of certain specified amounts; (iii) personal relationships between a Trustee (or a member of the Trustee’s immediate family) with a member of the Company’s management; and (iv) any other relationship or transaction that is not covered by any of the categorical standards that does not involve the payment of more than $100,000 in the most recently completed fiscal year of the Company. The Board of Trustees’ categorical standards are set forth in our Corporate Governance Guidelines on the Company’s website located at www.uedge.com.

In accordance with these categorical standards and the NYSE listing standards, the Board affirmatively determined that each of our Trustees, other than Mr. Olson, satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In determining that Ms. Lane qualified as an independent director for purposes of her service on the Compensation Committee, the Board considered her membership on the board of directors of The TJX Companies, Inc., which is one of our largest tenants. The Board’s conclusion that this relationship did not impair Ms. Lane’s independence for purposes of her service on the Compensation Committee was primarily based on the fact that Ms. Lane serves as an independent, non-employee director of The TJX Companies, Inc., which is a relationship that is deemed immaterial pursuant to the categorical standards adopted by the Board.

Lead Trustee

Our Corporate Governance Guidelines provide that a Lead Trustee must be elected by a majority of the independent Trustees annually (typically, in May of each year). Mr. Michael A. Gould has served as our Lead Trustee since 2015. The responsibilities and goals of our Lead Trustee are described in our Corporate Governance Guidelines and include the following:

•	Serving as a resource to the Chairman/CEO and to the other independent Trustees, coordinating the activities of the independent Trustees;
•	Chairing all Board meetings at which the Chairman is not present, including executive sessions and meetings of the independent Trustees;
•	Consulting with the Chairman to suggest the schedule of Board meetings and annual or special meetings of shareholders;
•	Providing input to the Chairman to determine agendas for Board meetings;
•	Serving as a liaison between the Chairman/Chief Executive Officer and the independent Trustees;
•	Helping to develop a high-performing Board, by assisting Trustees in reaching consensus, keeping the Board focused on strategic decisions, managing information flow between the Trustees and management and coordinating activities across various committees; and
•	Supporting effective shareholder communication by the Chairman/Chief Executive Officer and the Board.

Corporate Governance Guidelines

Our Board has adopted a set of Corporate Governance Guidelines to assist it in guiding our governance practices. The Corporate Governance Guidelines are re-evaluated at least annually by the Corporate Governance and Nominating Committee in light of changing circumstances in order to continue serving our best interests and the best interests of our shareholders. Our Corporate Governance Guidelines are available on our website under “About Us - Governance - Corporate Governance Guidelines” at www.uedge.com, or by requesting a copy in print, without charge, by contacting our Secretary at 888 Seventh Avenue, New York, New York 10019.

Our Trustees stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications.

Board Committees

Our Board has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board are reported to the Board, usually at the meeting following such action. Each of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee is composed of three Trustees who are “independent” as defined under SEC rules and regulations and listing standards of the NYSE. Our Board may from time to time establish other committees to facilitate the management of our company. Copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are posted on our website at www.uedge.com under “About Us - Governance.”

The table below sets forth a summary of our committee structure and membership information.

Trustee	Audit Committee	Compensation Committee	Corporate Governance and Nomination Committee
Michael A. Gould*		•	•
Steven H. Grapstein	•		Chair
Steven J. Guttman		•
Amy B. Lane	•	Chair
Kevin P. O'Shea†	Chair		•
*	Lead Trustee
†	Audit Committee Financial Expert

Audit Committee

The Audit Committee’s purposes are to (i) assist the Board in its oversight of (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the independent registered public accounting firm and the company’s internal audit function; and (ii) prepare an Audit Committee report as required by the SEC for inclusion in our annual proxy statement. The function of the Audit Committee is oversight. Management is responsible for the preparation, presentation and integrity of our financial statements and for the effectiveness of internal control over financial reporting. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. An independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviewing our quarterly financial statements and annually auditing the effectiveness of internal control over financial reporting and other procedures. Additional information regarding the Audit Committee's duties and responsibilities may be found on our website under “About Us - Governance - Audit Committee Charter.”

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and is “independent” as defined under SEC rules and regulations and listing standards of the NYSE. The Board determined that Mr. O'Shea, the Chair of the Audit Committee, qualifies as an “Audit Committee Financial Expert,” as defined in Item 401(h) of Regulation S-K. A report of the Audit Committee may be found on page 26.

Compensation Committee

The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting and administration of awards under the Company’s 2015 Omnibus Share Plan (“2015 Omnibus Share Plan”). Compensation decisions for our executive officers are made by the Compensation Committee. Decisions regarding compensation of other employees are made by our Chief Executive Officer with equity awards to employees subject to the review and approval of the Compensation Committee. The Compensation Committee has authority under its charter to select, retain and approve fees for, and to terminate the engagement of, independent compensation consultants, outside legal counsel or other advisors as it deems appropriate without seeking approval of the Board or management. Additional information regarding the Compensation Committee's duties and responsibilities may be found on our website under “About Us - Governance - Compensation Committee Charter.”

Each member of the Compensation Committee is “independent” as defined under SEC rules and regulations and listing standards of the NYSE. A report of the Compensation Committee may be found on page 53.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for the Board and the development and review of our Corporate Governance Guidelines. It also reviews Trustee compensation and benefits, and oversees annual self-evaluations of the Board and its committees. The Corporate Governance and Nominating Committee also makes recommendations to the

Board concerning the structure and membership of the other Board committees, as well as management succession plans. The Corporate Governance and Nominating Committee selects and evaluates candidates for membership to the Board in accordance with the criteria set out in the Corporate Governance Guidelines, a summary of which is provided below. The Corporate Governance and Nominating Committee is then responsible for recommending to the Board a slate of candidates for Trustee positions for the Board’s approval. Additional information regarding the Corporate Governance and Nominating Committee's duties and responsibilities may be found on our website under “About Us - Governance - Corporate Governance and Nominating Committee Charter.”

Each member of the Corporate Governance and Nominating Committee is “independent” as defined under SEC rules and regulations and listing standards of the NYSE.

Role of the Board and its Committees in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each of which addresses risks specific to their respective areas of oversight. In addition to receiving information from its committees, the Board receives updates directly from members of management. In particular, Mr. Olson, due to his management position, is able to frequently communicate with other members of our management team and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of our independent registered public accounting firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees, and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

The Corporate Governance and Nominating Committee oversees risks related to, among other matters, our governance structure and processes, succession planning, potential conflict of interest, and violations of the Company's Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

During 2019, the following trustees, all of whom are “independent” as defined under SEC rules and regulations and listing standards of the NYSE, served on our Compensation Committee: Michael A. Gould, Steven J. Guttman and Amy B. Lane. None of our executive officers serve as either a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or Compensation Committee.

Board and Committee Meetings

In 2019, the Board held seven meetings, the Audit Committee held seven meetings, the Compensation Committee held seven meetings and the Corporate Governance and Nominating Committee held four meetings. In 2019, each incumbent trustee attended at least 75% of (i) the total number of meetings of the Board held during the period for which he or she was a trustee and (ii) the total number of meetings of all committees of the Board on which the trustee served during the periods that he or she served.

The Board does not have a formal policy regarding the attendance of trustees at our annual meetings of shareholders but encourages all trustees to make attendance a priority. Our 2019 annual meeting of shareholders was attended by all Trustees.

The independent Trustees of our Board have the opportunity to meet in executive session, without management present, at each Board and committee meeting. The Lead Trustee presides over independent, non-management sessions of the Board.

Nomination of Trustees

Before each annual meeting of shareholders, the Corporate Governance and Nominating Committee considers the nomination of each Trustee whose term expires at the annual meeting of shareholders and will also consider new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason.

The process used to identify a nominee to serve as a member of the Board will depend on the qualities being sought, but the Board will generally, based on the recommendation of the Corporate Governance and Nominating Committee, select new nominees considering the following, among other, criteria: (i) personal qualities and characteristics, accomplishments and reputation in the business community; (ii) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (iii) ability and willingness to commit adequate time to board and committee matters; (iv) the fit of the individual’s skills and personality with those of other Trustees and potential Trustees in building a board that is effective, collegial and responsive to the needs of the Company; and (v) diversity of viewpoints, experience and other demographics.

The Corporate Governance and Nominating Committee will consider the criteria described above in the context of an assessment of the perceived needs of the Board as a whole and seek to achieve diversity of occupational and personal backgrounds on the Board. The Board will be responsible for selecting candidates for election as Trustees based on the recommendation of the Corporate Governance and Nominating Committee.

In addition to considering incumbent Trustees, the Corporate Governance and Nominating Committee may identify Trustee candidates based on recommendations from management and shareholders. Shareholder recommendations must be submitted in writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as Trustee, if elected. The Corporate Governance and Nominating Committee may request additional information in order to evaluate the nominee.

Under our Bylaws, at a shareholder meeting to elect Trustees, a majority of all votes cast at the meeting will be sufficient to elect a Trustee (as long as a quorum is present), unless the election is contested, in which case a plurality of all votes cast will be sufficient.

In nominating Steven Roth for re-election at the 2020 annual meeting and assuming Mr. Roth were to be re-elected on all the boards on which he currently serves, the Corporate Governance and Nominating Committee considered that Mr. Roth would serve on boards of three public companies in addition to Vornado Realty Trust, where he serves as Chairman of the Board and Chief Executive Officer. However, the Committee noted that Mr. Roth’s two most recently added board seats resulted from spinning business units out of Vornado. In the case of Urban Edge, Mr. Roth acquired, developed and redeveloped and managed a substantial portion of our assets over a period of almost 40 years. The Committee also noted that Mr. Roth is a highly-engaged board member, did not miss any board meetings in 2019 and possesses significant real estate and management experience.

Environmental, Social and Governance (“ESG”) Achievements and Initiatives

We seek to drive financial performance while engaging in environmentally and socially responsible business practices grounded in sound corporate governance. We believe that disclosure about our ESG practices allows our shareholders to see our Company holistically and understand its trajectory beyond fundamentals and financial metrics.

Environmental Initiatives

The Company has undertaken a number of green initiatives that conserve energy and reduce waste in an effort to make our portfolio both high-performing and sustainable.

•	LED Lighting Retrofits. In 2016, the Company began an initiative to upgrade site lighting throughout its portfolio, installing LED lighting technology to replace metal halide or high-pressure sodium fixtures, and lighting controls with photocell sensors, which enables lights to be on only when needed. As of December 2019, the Company has upgraded 24 properties at a cost of approximately $1.8 million.
•	Energy Efficient Roofing. Since 2013, the Company has required the use and installation of white roof membranes, which provides a significant reduction in energy consumption, on all new construction and roof replacements. As of December 2019, the Company has upgraded 39 properties at a cost of approximately $12.8 million.
•	Alternative Energy. The Company has an installed a one megawatt solar system at the Company’s largest property by gross leasable area, The Outlets at Bergen Town Center in Paramus, New Jersey, reducing the mall’s energy consumption by approximately 900,000 kilowatt-hour on an annual basis. The Company is currently reviewing additional solar energy opportunities in hopes of reducing the Company’s overall energy consumption across its portfolio.
•	Waste Reduction and Management. The Company provides recycling containers through the common areas at all mall properties and contractually requires all waste vendors servicing strip centers to sort bulk trash and separate recyclable materials.
•	Utility Management. The Company is in the final stages of a complete utility mapping for all electric, gas and water lines ensuring that all utilities are tracked to the correct location. Any utility lines that are deemed unused or abandoned are disconnected and removed.

We are committed to maintaining sustainable operations and believe that our long-term sustainability goals will provide positive financial and environmental outcomes for shareholders, tenants, employees and the communities in which we invest.

Social Initiatives

Our employees drive our success and we are committed to investing in their professional and personal development. We strive to create a dynamic environment where all employees can achieve and contribute. Our employees enjoy excellent subsidized health and wellness benefits, professional training and development workshops, on-site meals, ergonomic office equipment, telecommuting opportunities and generous policies encouraging work/life balance. Through our Wellness program, recently launched volunteer platform and quarterly Town Hall meetings with all employees, among other initiatives, we continually strive to provide a workplace environment where employees are informed, engaged, feel empowered, and have the ability to succeed.

We are also committed to improving the communities we serve or are a part of. We have a robust community-giving program and encourage our employees to participate in a number of local and national charitable organizations by offering matched donations. Since 2015, we have donated over $556,000 to various charitable initiatives. We are also committed to using our properties to better our communities. Since our founding we have hosted more than 100 local organizations, non-profits, and community partners at our properties to support the wellness and prosperity of the communities we serve.

Governance Highlights

We are committed to sound corporate governance, which strengthens the accountability of our Board and promotes the long-term interests of our shareholders. We believe that our corporate governance standards and policies yield honest, transparent and accountable trustees and executive officers. The summary below highlights our board and leadership practices and notable shareholder rights, as further discussed below.

BOARD AND LEADERSHIP PRACTICES
✔	Majority of trustees are independent (7 out of 8 current trustees)
✔	Board leadership structure where the Lead Independent Trustee has well-defined responsibilities separate from the Chairman of the Board
✔	All Board committees are composed of independent trustees
✔	Independent trustees conduct regular executive sessions
✔	Trustees maintain open communication and strong working relationships among themselves and regular access to management
✔	Trustees conduct robust annual Board and committee self-assessment process
✔	Trustees and executives adhere to minimum share ownership guidelines
✔	Executives are prohibited from pledging, hedging or engaging in short sales involving our securities
✔	Executives are subject to a clawback policy
SHAREHOLDER RIGHTS
✔	Majority voting for the election of Trustees where Trustees are elected by a majority of the votes cast
✔	Unqualified shareholder right to amend bylaws
✔	All Trustees elected annually (declassified Board)
✔	Annual say-on-pay voting
✔	Shareholder engagement efforts

Shareholders’ Right to Amend the Bylaws

In February 2019, our Board adopted a governance enhancement empowering shareholders to amend our bylaws by the affirmative vote of the holders of a majority of all the votes entitled to be cast. In February 2020, our Board further enhanced the shareholders' right to amend the bylaws by eliminating the two exceptions to such right, which provided that a shareholder proposal could not, without the approval of our Board, alter or repeal the bylaw provision for indemnification of Trustees and officers or the bylaw provision addressing procedures for amendment of the bylaws. Our shareholders now have the right to amend or repeal any and all provisions of the bylaws by the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter. Our Board continues to have the power to adopt new bylaws and to alter or repeal any provision of the bylaws, co-extensive with the right of the shareholders.

Clawback Policy

In February 2020, our Board has adopted a clawback policy applicable in the event of a restatement of our financial statements that results from material noncompliance by the Company with financial reporting requirements under federal securities laws. In the event of such a restatement, the Compensation Committee may, in reasonable business judgement, require any Section 16 executive officer to reimburse the Company for excess incentive compensation paid to, earned by, or granted to such executive officer during the three-year period preceding the publication of the related restatement. Excess incentive compensation includes cash or equity compensation paid, earned, or granted to an executive officer under the Company’s short-term incentive and/or long-term incentive programs, to the extent the amount paid, earned or granted is linked to an objective and measurable Company performance metric, determined on an after-tax basis.

Shareholder Outreach

Our Board and senior management believe that engaging in shareholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach on issues of importance to investors and continually seek to understand better the views of our investors. Our senior management team engages with our shareholders throughout the year in a variety of forums and discusses, among other things, our business strategy and overall performance, executive compensation program and corporate governance.

Leading up to our 2019 annual shareholder meeting, for example, members of senior management contacted shareholders representing more than 50% of our outstanding common shares regarding certain corporate governance matters.

Communication with the Board of Trustees

Our Board believes that shareholders and other constituents should have the ability to send written communications to the Board. Therefore, our policy is that all written communications to the Board as a whole should be addressed to the Chairman at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary. The Chairman will review all relevant written communications with the other members of the Board. Written communications to our independent and/or non-management members of the Board should be addressed to the Lead Trustee at Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, c/o Board Secretary.

Code of Business Conduct and Ethics

The Board adopted a Code of Business Conduct and Ethics, which governs business decisions made, and actions taken by, our trustees, officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.uedge.com under the heading “About Us” and subheading “Governance”. We intend to disclose on our website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our trustees and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.uedge.com, and these documents are available in print to any shareholder upon request by writing to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary. Information on or connected to our website is not and should not be considered a part of this Proxy Statement.

COMPENSATION OF TRUSTEES

Non-employee members of the Board are compensated as follows:

(1)	each receives an annual cash retainer equal to $75,000;
(2)	each receives an annual grant of restricted Common Shares or deferred share units (“DSUs”) or restricted LTIP units (“LTIP Units”) in Urban Edge Properties LP, our operating partnership (“UELP”), in an amount equal to $100,000 divided by the average of the high and low sales price of Common Shares on the grant date, that will vest on the one-year anniversary of grant;
(3)	the Lead Trustee receives an additional annual cash retainer of $40,000;
(4)	the Chairman of the Audit Committee receives an additional annual cash retainer of $25,000;
(5)	the Chairman of the Compensation Committee receives an additional annual cash retainer of $20,000;
(6)	the Chairman of the Corporate Governance and Nominating Committee receives an additional annual cash retainer of $15,000; and
(7)	members of the Audit, Compensation and Corporate Governance and Nominating Committees receive additional annual cash retainers of $12,500, $10,000 and $7,500, respectively.

Our Board and the Corporate Governance and Nominating Committee review our Trustee compensation at least annually. Our Board has the authority to approve all compensation payable to our Trustees, although the Corporate Governance and Nominating Committee is responsible for making recommendations to our Board regarding compensation. For 2019, FTI Consulting, Inc. (“FTI Consulting”) was hired to evaluate the structure and competitiveness of our Trustee compensation and recommend changes, as appropriate. Based on this review, the Corporate Governance and Nominating Committee recommended to the full Board changes to the base annual cash retainers paid to our Trustees, and the full Board followed this recommendation.

2019 Trustee Compensation

The following table summarizes the compensation earned by and/or paid to our non-employee Trustees in respect of their 2019 Board and Committee service. Because Mr. Sesler was appointed to the Board in March 2020, he is not included in the table below. Mr. Olson, our Chairman and Chief Executive Officer, does not receive compensation for his services as Trustee. Information regarding compensation for Mr. Olson can be found in the “Executive Officer Compensation” section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Michael A. Gould	$132,500	$87,485	$219,985
Steven H. Grapstein	$102,500	$84,008	$186,508
Steven J. Guttman	$85,000	$84,008	$169,008
Amy B. Lane	$107,500	$84,008	$191,508
Kevin P. O'Shea	$107,500	$84,008	$191,508
Steven Roth	$75,000	$84,008	$159,008
(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of restricted Common Shares, LTIP Units or DSUs granted at each Trustee's election during 2019 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (FASB ASC Topic 718). Mr. Gould elected to receive DSUs and Messrs. Grapstein, Guttman, O’Shea and Roth and Ms. Lane elected to receive LTIP Units. The grant date fair value of the DSUs and LTIP Units was estimated using the following assumptions: an expected holding period of five years, an expected volatility of 23.0% and a risk-free interest rate of 2.29%.

(2)	As of December 31, 2019, each individual who served as a non-employee Trustee during 2019 had outstanding the following number of unvested Common Shares, LTIP Units and DSUs:
Name	Shares/ LTIP Units/DSUs
Michael A. Gould	5,608
Steven H. Grapstein	5,608
Steven J. Guttman	5,608
Amy B. Lane	5,608
Kevin P. O'Shea	5,608
Steven Roth	5,608

Stock Ownership Guidelines

We have adopted equity ownership guidelines for our Board. Under our guidelines, all non-employee Trustees are required to maintain a minimum ownership level of Common Shares (or certain securities convertible into or redeemable for Common Shares) equal to at least three times their annual cash retainer of $75,000. Our non-employee Trustees have until the end of the fifth full calendar year after becoming a Trustee to satisfy the ownership requirement. All non-employee Trustees currently satisfy these guidelines.

EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of our current executive officers and further below are their biographical summaries. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position
Jeffrey S. Olson	52	Chairman and Chief Executive Officer
Christopher J. Weilminster	54	Executive Vice President and Chief Operating Officer
Donald T. Briggs	51	President of Development
Mark J. Langer	53	Executive Vice President and Chief Financial Officer
Herbert Eilberg	43	Chief Investment Officer
Jennifer Holmes	39	Chief Accounting Officer
Robert C. Milton III	48	Executive Vice President, General Counsel and Secretary

Mr. Olson's biographical summary is provided above under the caption “Proposal 1: Election of Trustees.”

Christopher J. Weilminster. Mr. Weilminster has served as our Executive Vice President and Chief Operating Officer since September 2018. Mr. Weilminster previously held various positions at Federal Realty Investment Trust (“Federal”), where he spent a total of 28 years, including: President of the Mixed-Use Division (January 2016 — July 2018), Executive Vice President of Leasing and Real Estate (January 2014 — January 2016), Senior Vice President of Leasing (January 2005 — January 2014), Vice President of Anchor Tenant and Mixed-Use Leasing (February 2000 — January 2005), and Vice President of Anchor Tenant Leasing (October 1996 — February 2000). Mr. Weilminster joined Federal in January 1990 as a leasing associate. Mr. Weilminster also served as a member of Federal’s Executive Committee and Investment Committee. While at Federal, he was generally responsible for directing overall strategy and day-to-day operations and leasing of Federal’s mixed-use portfolio. Mr. Weilminster completed graduate work in Real Estate Development at Johns Hopkins University and received his B. S. degree in Finance and Marketing from Syracuse University. He is an active member of the Urban Land Institute and the International Council of Shopping Centers. Mr. Weilminster is an Advisory Board member for Neediest Kids, a program of the National Center for Children and Families and a member of the MRED+U Board at the University of Miami.

Donald T. Briggs. Mr. Briggs has served as our President of Development since September 2018. Mr. Briggs previously held various positions at Federal, where he spent a total of 18 years,including: Executive Vice President of Development (January 2015 — July 2018), Senior Vice President of Development (January 2006 — December 2014), Vice President of Development (January 2005 — December 2005), Development Director (November 2002 — December 2004), Development Manager (August 2002 — November 2002), and Director Development (September 2000 — August 2002). Mr. Briggs also served as a member of Federal’s Executive Committee and Investment Committee. While at Federal, Mr. Briggs was responsible for managing a diverse pipeline of retail and mixed-use developments, including the development of Assembly Square in Boston,Massachusetts and Pike & Rose in North Bethesda, Maryland. Prior to joining Federal, Mr. Briggs worked as a Development Manager for Cousins Properties and as a senior project manager for Whiting-Turner Contracting Company. Mr. Briggs received his B.S. degree in Architecture from the University of Florida. Mr. Briggs formerly served as the Governance Chair of the ULI Boston/New England Management Committee and was part of the Advisory Board Leadership Team, as well as a board member for NAIOP Massachusetts.

Mark J. Langer. Mr. Langer has served as our Executive Vice President and Chief Financial Officer since April 20, 2015. Mr. Langer was previously the Chief Financial Officer of Equity One, Inc., a position he held since April 2009. Mr. Langer also served as the Chief Administrative Officer of Equity One from January 2008 until January 2011. From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisor. From 1988 to 2000, Mr. Langer was a certified public accountant at KPMG, LLP, where he was elected a partner in 1998. Mr. Langer has a B.B.A. in Accounting from James Madison University.

Herbert Eilberg. Mr. Eilberg has served as our Chief Investment Officer since April 20, 2015. Mr. Eilberg was previously Senior Vice President - Acquisitions at Acadia Realty Trust from 2011 to 2015, where he served as a key member of the acquisitions team and was responsible for sourcing, underwriting and closing core and value-add investments. Before joining Acadia, Mr. Eilberg worked on the investment teams at The Milestone Group, Perry Capital and Soros Real Estate Partners. Mr. Eilberg has a B.A. in Architectural Studies from Brown University.

Jennifer Holmes. Ms. Holmes has served as our Chief Accounting Officer since December 29, 2014. Ms. Holmes previously spent over eleven years in the audit practice at Deloitte & Touche LLP, specializing in real estate, before joining Vornado in December of 2014. Ms. Holmes earned a Bachelor’s degree in Business Administration from the University of Wisconsin-Madison. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Robert C. Milton III. Mr. Milton joined Urban Edge Properties as Executive Vice President, General Counsel and Secretary in January 2016. Mr. Milton was previously General Counsel, Chief Compliance Officer, Secretary of the Board and a Managing Director of CIFC Corp. (and its predecessor) from August 2008 to August 2015. From 1999 to 2008, he was an attorney with Milbank, Tweed, Hadley & McCloy LLP in its Global Finance department. Mr. Milton has a B.A. in Mathematics from Vassar College, a J.D. from Vanderbilt Law School and an M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the number of Common Shares and units in UELP beneficially owned, as of March 9, 2020, by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Shares, (ii) each of our Trustees, (iii) each of our named executive officers who is not a Trustee, and (iv) our Trustees and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of Common Shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options or other rights (as set forth above) held by that person that are exercisable as of March 9, 2020 or will become exercisable within 60 days thereafter, are deemed outstanding; however, such Common Shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Each person named in the table has sole voting and/or investment power with respect to all of the Common Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

As of March 9, 2020, the following Common Shares and units were issued and outstanding: (i) 121,415,068 Common Shares, (ii) 4,358,465 common units of limited partnership interests in UELP (“Common Units”) (other than Common Units held by the Company) and (iii) 1,474,499 LTIP Units (excluding unearned performance-based LTIP Units, which may be earned based on the achievement of performance-based vesting hurdles).

Unless otherwise indicated, the address of each named person is c/o Urban Edge Properties, 888 Seventh Avenue, New York, NY 10019.

	Common Shares		Common Shares and Units
Name**	Number of Shares Beneficially Owned(1)	Percent of Common Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percent of Common Shares and Units(2)
5% Holders
The Vanguard Group(3)	17,493,767	14.4%	17,493,767	13.7%
BlackRock, Inc.(4)	16,465,138	13.6%	16,465,138	12.9%
Cohen & Steers, Inc.(5)	12,147,738	10%	12,147,738	9.5%
T.Rowe Price Associates, Inc.(6)	1,938,740	1.6%	1,938,740	1.5%
Directors, Nominees for Director and Named Executive Officers
Jeffrey S. Olson, Chairman and Chief Executive Officer(7)	2,415,880	2.3%	2,735,120	2.1%
Michael A. Gould, Trustee(8)	8,595	*	30,919	*
Steven H. Grapstein, Trustee(9)	8,595	*	25,311	*
Steven J. Guttman, Trustee(10)	13,147	*	25,311	*
Amy B. Lane, Trustee(11)	8,595	*	25,311	*
Kevin P. O'Shea, Trustee(12)	9,505	*	25,311	*
Steven Roth, Trustee(13)	4,015,504	3.3%	4,032,220	3.2%
Douglas W. Sesler	—	*	—	*
Christopher J. Weilminster, Executive Vice President and Chief Operating Officer(14)	1,000	*	55,733	*
Donald T. Briggs, President of Development(15)	—	*	66,367	*
Mark J. Langer, Executive Vice President and Chief Financial Officer(16)	302,129	*	388,359	*
Herbert Eilberg, Chief Investment Officer(17)	36,722	*	50,919	*
All Directors and Executive Officers as a Group (12 Persons)(18)	6,819,672	6.14%	7,460,881	5.82%
*	Represents beneficial ownership of less than 1% of outstanding Common Shares.

(1)	“Number of Shares Beneficially Owned” includes Common Shares that may be acquired upon the exercise of options exercisable on or within 60 days after March 9, 2020. The “Number of Shares and Units Beneficially Owned” includes all Common Shares included in the “Number of Shares Beneficially Owned” column plus (i) the number of Common Shares for which Common Units and LTIP Units may be redeemed (assuming, in the case of LTIP Units, that they have first been converted into Common Units) regardless of whether such Common Units and LTIP Units are currently redeemable, but excluding unearned performance-based LTIP Units, and (ii) the number of Common Shares issuable upon settlement of outstanding DSUs. Common Units are generally redeemable by the holder for cash or, at our election, on a one-for-one basis, for Common Shares. LTIP Units, subject to the satisfaction of certain conditions, may be converted on a one-for-one basis into Common Units. Holders of Common Units and LTIP Units are not entitled to vote such units on any of the matters presented at the 2020 Annual Meeting.
(2)	The total number of Common Shares outstanding used in calculating the percentage of Common Shares held by each person assumes the exercise of all options to acquire Common Shares that are exercisable on or within 60 days after March 9, 2020 held by the beneficial owner and that no options held by other beneficial owners are exercised. The total number of Common Shares and units outstanding used in calculating the percentage of Common Shares and units held by each person (i) assumes that all Common Units and LTIP Units (other than unearned performance-based LTIP Units) are vested in full and presented (assuming conversion in full into Common Units, if applicable) to UELP for redemption and are acquired by us for Common Shares, (ii) does not separately include Common Units held by us, as these Common Units are already reflected in the denominator by the inclusion of all outstanding Common Shares and (iii) assumes the exercise of all options to acquire Common Shares that are exercisable on or within 60 days after March 9, 2020 and settlement for an equal number of Common Shares of all DSUs held by the beneficial owner and that no options or DSUs held by other beneficial owners are exercised or settled.
(3)	Based on information provided on a Schedule 13G/A filed with the SEC on February 11, 2020, as of December 31, 2019, by The Vanguard Group (“Vanguard”). Vanguard reported sole dispositive power with respect to 13,623,012 Common Shares, shared dispositive power with respect to 228,284 Common Shares, sole voting power with respect to 234,526 Common Shares and shared voting power with respect to 131,834 Common Shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Based on information provided on a Schedule 13G/A filed with the SEC on February 4, 2020, as of December 31, 2019, by BlackRock, Inc. BlackRock, Inc. reported sole dispositive power with respect to 16,465,138 Common Shares and sole voting power with respect to 16,465,138 Common Shares. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(5)	Based on information provided on a Schedule 13G filed with the SEC on February 14, 2020, as of December 31, 2019, by Cohen & Steers, Inc. Cohen & Steers, Inc. reported sole dispositive power with respect to 12,147,738 Common Shares and sole voting power with respect to 11,092,613 Common Shares. The business address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.
(6)	Based on information provided on a Schedule 13G filed with the SEC on February 14, 2020, as of December 31, 2019, by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported sole dispositive power with respect to 1,938,740 Common Shares and sole voting power with respect to 343,259 Common Shares. The business address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(7)	Includes (i) 121,415,068 Common Shares subject to options exercisable within 60 days of March 9, 2020, and (ii) only under “Number of Shares and Units Beneficially Owned” column, 5,832,964 LTIP Units.
(8)	Includes only under “Number of Shares and Units Beneficially Owned” column, 12,164 LTIP Units and 10,160 DSUs.
(9)	Includes only under “Number of Shares and Units Beneficially Owned” column, 16,716 LTIP Units.
(10)	Includes only under “Number of Shares and Units Beneficially Owned” column, 12,164 LTIP Units.
(11)	Includes only under “Number of Shares and Units Beneficially Owned” column, 12,164 LTIP Units and 4,552 DSUs.
(12)	Includes only under “Number of Shares and Units Beneficially Owned” column, 12,164 LTIP Units and 3,642 DSUs.
(13)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 16,716 LTIP Units. Includes, under “Number of Shares Beneficially Owned” and “Number of Shares and Units Beneficially Owned” 867,720 Common Shares acquired in the pro rata distributions made by each of Vornado and VRLP in connection with the spinoff of the Company from Vornado. Mr. Roth’s total beneficial ownership amount includes 248,936 Common Shares held by the Daryl and Steven Roth Foundation, 2,802,526 Common Shares held by Interstate Properties (a New Jersey general partnership of which Mr. Roth is the managing general partner), 18,649 Common Shares held by Mr. Roth’s spouse and 38,067 Common Shares held in trust for Mr. Roth's children. Mr. Roth does not deem the holding of these Common Shares as an admission of beneficial ownership.
(14)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 54,733 LTIP Units.
(15)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 66,367 LTIP Units.
(16)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 86,230 LTIP Units.
(17)	Includes, only under “Number of Shares and Units Beneficially Owned” column, 14,197 LTIP Units.
(18)	Includes an aggregate of 121,415,068 Common Shares. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, 4,358,465 Common Units, and 1,474,499 LTIP Units. See also Notes (7) - (17) above. Excludes unearned performance-based LTIP Units.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020, and the Board is asking shareholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2014 and is considered by our management to be well qualified. Although current law, rules and regulations, as well as the Audit Committee charter, require our independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers submitting the selection of Deloitte & Touche LLP for ratification by shareholders to be a good practice. Even if the selection is ratified, the Audit Committee in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Trust and its shareholders. If the selection is not ratified, the Audit Committee will take that act into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services rendered to us by Deloitte & Touche LLP (“Deloitte”) for the years ended December 31, 2019 and 2018:

	2019	2018
Audit fees(1)	$960,000	$932,000
Audit-related fees(2)	415,000	471,000
Tax fees(3)	274,000	267,000
Total Fees	$1,649,000	$1,670,000
(1)	Represents the aggregate fees billed by Deloitte for the years ended December 31, 2019 and 2018, respectively, for professional services rendered for the audits of the Company’s annual consolidated financial statements included in the Company’s Annual Reports on Form 10-K and for the reviews of the consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q.
(2)	Represents the aggregate fees billed by Deloitte for the years ended December 31, 2019 and 2018, respectively, for professional services rendered that are related to the performance of the audits or reviews of the Company’s consolidated financial statements that are not reported under “Audit Fees”, and generally includes fees for stand-alone audits of subsidiaries and accounting consultations.
(3)	Represents the aggregate fees billed by Deloitte for the years ended December 31, 2019 and 2018, respectively, for professional services rendered for tax compliance, tax advice and tax planning. Tax fees generally include fees for tax consultations regarding return preparation and REIT tax law compliance.

Pre-Approval Policies and Procedures

The Audit Committee established a policy of reviewing and approving engagement letters with our independent registered public accounting firm for the services described under “Audit Fees” before the provision of those services, and has pre-approved the use of our independent registered public accounting firm by the Company for additional audit-related and other services of up to $50,000 in each case. Any services not specified that exceed those amounts must be approved by the Audit Committee before the provision of such services commences. Requests to provide services requiring pre-approval by the Audit Committee are submitted to the Audit Committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services.

All of the services performed by our independent registered public accounting firm during 2019 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the pre-approval policy.

AUDIT COMMITTEE REPORT

In performing its oversight role, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management and Deloitte & Touche LLP. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s independence. The Audit Committee has also discussed with the independent registered public accounting firm its independence.

Based on the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with the auditing standards of the PCAOB, that the consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Deloitte & Touche LLP is in fact “independent” or the effectiveness of the Company’s internal controls.

Kevin P. O’Shea (Chair)
Steven H. Grapstein
Amy B. Lane

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

NEOs and Executive Compensation Philosophy

The “Executive Officer Compensation” section of this Proxy Statement discusses the principles underlying the material components of our compensation arrangements for our named executive officers (“NEOs”) for the fiscal year ended December 31, 2019. During 2019, our NEOs and their titles were as follows:

•	Jeffrey S. Olson - Chairman and Chief Executive Officer (“CEO”)
•	Christopher J. Weilminster - Executive Vice President and Chief Operating Officer (“COO”)
•	Donald T. Briggs - President of Development
•	Mark J. Langer - Executive Vice President and Chief Financial Officer (“CFO”)
•	Herbert Eilberg - Chief Investment Officer (“CIO”)

Our executive compensation philosophy emphasizes performance-based compensation over guaranteed pay. Our pay-for-performance philosophy is evidenced by a significant portion of the NEO's total compensation being based on (i) quantifiable performance metrics and role specific objectives determined by an annual formulaic short-term incentive compensation program that aligns with our objectives for that year and (ii) performance-based long-term incentives based on absolute and relative total shareholder return (“TSR”) measured over a cumulative three-year period. As shown below, our CEO’s compensation is 79% performance-based/at-risk and the average performance-based/at-risk compensation amount for our other NEOs is 77%.

2019 Business Highlights

In 2019, we:

•	Generated Funds From Operations (“FFO”) as Adjusted of $1.16 per diluted share;
•	Sold, or committed to sell, twelve non-core properties representing approximately $187 million in proceeds with a weighted average cap rate of 7.4%;
•	Backfilled five key vacant anchor boxes with retailers such as LA Fitness and Burlington;
•	Added to our active redevelopment projects, ending the year with approximately $65.6 million in active redevelopment projects that will improve our properties while generating attractive unleveraged returns; and
•	Identified approximately 13 additional development and redevelopment projects expected to be completed over the next several years.

For a reconciliation of FFO as adjusted to the most directly comparable GAAP financial measure and why we view this metric to be a useful supplemental performance measure, see “Non-GGAP Financial Measures” below.

Say on Pay Voting Results

At our 2019 annual meeting of shareholders, we received approximately 95.8% approval for our annual advisory “say-on-pay” vote to approve the compensation of our NEOs, which we believe affirms our shareholders’ support of our approach to our NEO compensation program.

Summary of Employment Agreement Compensation Terms

Below is a summary of the compensation-related terms included in each NEO’s respective employment agreement, retention agreement or offer letter applicable to 2019 annual compensation:

Executive	Base Salary	Bonus	Annual Equity Grants
Jeffrey S. Olson (Chairman and Chief Executive Officer)	$1,000,000	Annual target bonus of no less than 100% of base salary.
For 2019 and prior years, an annual grant of stock options with a grant date Black Scholes value equal to $500,000 and vesting ratably over four years, subject to continued employment through each vesting date.

For 2020 and future years, annual equity grants with a value at target performance of no less than $3,200,000.

Christopher J. Weilminster (Executive Vice President and Chief Operating Officer)	$500,000	Annual target bonus of no less than 100% of base salary payable in cash.
Annual equity grant with a value at target of $1,500,000 under the Company's long-term incentive plans, with $500,000 vesting ratably over three years and $1,000,000 subject to performance based criteria and five-year vesting.

Donald T. Briggs (President of Development)	$500,000	Annual target bonus of no less than 100% of base salary payable in cash.
Annual equity grant with a value at target of $1,500,000 under the Company's long-term incentive plans, with $500,000 vesting ratably over three years and $1,000,000 subject to performance based criteria and five-year vesting.

Mark J. Langer (Executive Vice President and Chief Financial Officer)	$575,000 (increased from $525,000 on October 18, 2019)	Annual target bonus of no less than 100% of base salary.
For 2019 and prior years, an annual grant of stock options with a grant date Black Scholes value equal to $200,000 and vesting ratably over three years, subject to continued employment through each vesting date. Annual equity grant with a value at target of no less than $871,375.

Herbert Eilberg (Chief Investment Officer)	$350,000	N/A	N/A

In 2019, we entered into a new employment agreement with Mr. Olson and a retention agreement with Mr. Langer, the terms of which are disclosed below on page 44. The changes that affected elements of 2019 compensation include the increase in base salary for Mr. Langer to $575,000 (from $525,000) and the elimination of Mr. Langer’s automobile perquisite.

Compensation Review Process

Compensation Program Objectives

The Compensation Committee has established executive compensation objectives and a philosophy to attract, retain and appropriately reward a “best-in-class” executive management team. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. Accordingly, the objectives of our executive compensation program are to:

•	Attract and retain a highly-skilled, “best-in-class” team of executives.
•	Motivate our executives to contribute to the achievement of company-wide, business-unit and individual goals.
•	Emphasize equity-based incentives with long-term performance measurement periods and vesting conditions.
•	Align the interests of executives with shareholders by linking payouts under annual incentives to performance measures that promote the creation of long-term shareholder value.
•	Achieve an appropriate balance between risk and reward in our compensation program that does not encourage excessive or inappropriate risk-taking.
•	Encourage equity ownership by our executives over the course of their employment, aligning executive interests with those of our shareholders.
•	Maintain a best-in-class compensation program that incorporates best practice policies from the perspective of shareholders, peers and other relevant sources.

Our executive compensation program is intended to reward the achievement of annual, long-term and strategic goals of both the Company and the individual executive. To achieve these objectives, our executive compensation program includes fixed, variable, annual and long-term components as described below. In particular, for our Chairman and CEO, a majority of his compensation is in the form of equity compensation subject to multi-year, time-based vesting and/or TSR performance designed to ensure that the value of the compensation that he ultimately realizes is based on our share price performance, further aligning his interests with those of the Company and our shareholders.

Role of the Compensation Committee and our Chief Executive Officer

The purposes and responsibilities of the Compensation Committee in making compensation decisions include:

•	Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
•	Review and approve the total compensation package for the Company's officers at the level of executive vice-president and above, and all equity awards under the Company's 2015 Omnibus Share Plan and 2018 Inducement Plan;
•	Make recommendations to the Board with respect to incentive compensation plans and equity-based plans that are subject to Board approval and approve any new or materially amended equity compensation plan where shareholder approval has not been obtained; and
•	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies.

The Compensation Committee also may retain, at our expense, and terminate independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties. In setting the 2019 compensation for our NEOs (other than the CEO), the Compensation Committee also considered the recommendations of our CEO.

Role of the Independent Compensation Consultant and Use of Peer Group Data

The Compensation Committee selected and directly engaged FTI Consulting as its compensation consultant for 2019. FTI Consulting provides the Compensation Committee with peer executive compensation data and expertise and advice on various matters brought before the Compensation Committee. The Compensation Committee had the sole authority to retain and terminate FTI Consulting as its compensation consultant, and approve fees and other engagement terms. The Compensation Committee determined that FTI Consulting is independent from management based upon the consideration of relevant factors, including the following:

•	FTI Consulting did not provide any services to us except advisory services to the Compensation Committee;
•	The amount of fees received from us by FTI Consulting was not material as a percentage of FTI Consulting’s total revenue;
•	FTI Consulting had policies and procedures that are designed to prevent conflicts of interest;
•	FTI Consulting and its employees that provided services to the Compensation Committee did not have any business or personal relationship with any member of the Compensation Committee or any of our executive officers; and
•	FTI Consulting and its employees that provided services to the Compensation Committee did not own any of our Common Shares.

Based on the data and analysis provided by FTI Consulting, the Compensation Committee has developed a compensation plan that seeks to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry. The Compensation Committee considered FTI Consulting’s peer group analysis when considering base salaries and bonuses paid to our executives for 2019.

In 2020, the Compensation Committee engaged FPL Associates, Inc. (“FPL”), a compensation consulting firm, as a result of a senior compensation consultant leaving FTI Consulting and joining FPL. The Compensation Committee has determined that FPL is independent from management based upon the consideration of factors similar to those listed above in the determination of the independence of FTI Consulting.

In selecting the peer group, the Compensation Committee considers REITs that have at least two of the following characteristics:

•	Retail property focus (shopping centers, freestanding retail and regional malls);
•	REITs with a geographic focus similar to that of the Company and with which the Company directly competes for talent; and
•	Market capitalization no less than approximately one half (1∕2) and no more than approximately two and a half (2 1∕2) times the market capitalization of the Company.

The following table provides the names and key information for each peer company at the time when the Compensation Committee reviewed the peer group market data at year end 2019:

Company	Implied Equity Market Cap ($)(1)	Total Enterprise Value ($)(1)	Headquarters	REIT Sector
Acadia Realty Trust	2,343.6	4,722.1	Rye, NY	Shopping Centers
Empire State Realty Trust, Inc.	4,271.8	5,684.6	New York, NY	Office
Kite Realty Group Trust	1,681.0	2,877.0	Indianapolis, IN	Shopping Centers
Lexington Realty Trust	2,669.0	3,995.2	New York, NY	Diversified
Mack-Cali Realty Corp.	2,325.2	5,566.8	Jersey City, NJ	Specialty
Paramount Group, Inc.	3,510.5	7,224.7	New York, NY	Office
Retail Opportunity Investments Corp.	2,246.8	3,677.8	San Diego, CA	Shopping Centers
Retail Properties of America, Inc.	2,854.1	4,561.5	Oak Brook, IL	Shopping Centers
Seritage Growth Properties	2,239.3	3,683.3	New York, NY	Regional Malls
SITE Centers Corp.	2,722.6	5,100.8	Beachwood, OH	Shopping Centers
Spirit Realty Capital, Inc.	4,904.7	6,804.0	Dallas, TX	Free Standing
Tanger Factory Outlet Centers, Inc.	1,441.4	3,100.3	Greensboro, NC	Shopping Centers
Weingarten Realty Investors	4,064.5	5,898.7	Houston, TX	Regional Malls
Urban Edge Properties	2,439.0	3,626.8	New York, NY	Shopping Centers
(1)	As of December 31, 2019.

Analysis of Risk Associated with our Executive Compensation Program

The Compensation Committee does not believe that our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.

We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance.

The variable portions of compensation (cash incentive and equity) are designed to encourage and reward both short- and long-term corporate performance. We believe that these variable elements of compensation are a sufficient percentage of total compensation to provide incentives to executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so. The Company and the Compensation Committee also believe that the mix of quantifiable performance metrics used in our long-term equity-based compensation plans and the short-term incentive program and the subjective, role specific objectives included in the short-term incentive program provide an incentive for our executives to produce superior performance without the distorting effects of providing a pre-determinable compensation award based on the performance of only one division or business unit or upon other results that may not reflect the long- or short-term results of the Company as a whole.

As demonstrated above, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term shareholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a singular metric that may encourage unnecessary risk taking. We believe this combination of factors encourages our NEOs to manage the Company prudently.

Elements of Compensation

Base Salary: Description and Analysis

Although the Compensation Committee does not set base salary levels equal to any specific percentage of base salaries paid to comparable officers in the peer group, our NEOs are paid an amount in the form of base pay within the range of base salaries paid in the peer group and which we believe to be sufficient to attract executive talent and maintain a stable management team.

Our NEOs’ base salaries are listed below:

Name	2019 Annual Base Salary	2018 Annual Base Salary
Mr. Olson	$1,000,000	$1,000,000
Mr. Weilminster	$500,000	$500,000
Mr. Briggs	$500,000	$500,000
Mr. Langer	$575,000	$525,000
Mr. Eilberg	$350,000	$350,000

Annual base salaries of each NEO are reviewed each year by the Compensation Committee and, under the applicable employment agreement or offer letter may be increased by the Compensation Committee as needed. Mr. Langer’s base salary was increased on October 18, 2019 from $525,000 to $575,000 in connection with the execution of his retention agreement.

Annual Cash and Equity Incentives - 2019 Short-Term Incentive Compensation Plan

We implemented a short-term incentive compensation program in 2019 (the “2019 STI Program”), which provides annual bonuses to executives based on performance criteria established by the Compensation Committee at the beginning of the year. Participants earn bonuses based on the level of achievement of pre-established Company and individual-specific performance metrics paid 75% in cash and 25% in time-based equity for Messrs. Olson, Langer and Eilberg and 100% in cash for Messrs. Weilminster and Briggs. The prior year’s short-term incentive program was paid 60% in cash and 40% in time-based equity for Messrs. Olson, Langer and Eilberg. For 2019, the Compensation Committee increased the cash component to 75%, and expects to continue to increase the cash weighting, which is consistent with market practice for short-term incentive programs. The increased weighting to cash compensation was coupled with the addition of a time-based equity element in our long-term equity-based program to strengthen the retentive aspect of our compensation program overall.

The 2019 STI Program sets forth threshold, target and maximum award levels for each NEO as a percentage of their base salaries as follows:

Executive	Threshold	Target	Maximum
Mr. Olson	50%	100%	200%
Mr. Weilminster	50%	100%	175%
Mr. Briggs	50%	100%	175%
Mr. Langer	50%	100%	175%
Mr. Eilberg	50%	115%	150%

The company-wide and individual performance measures, the weightings and the relevant performance range applicable to each NEO under the 2019 STI Program are set forth below:

Performance Measures - Mr. Olson	Weighting	Performance Range
FFO as Adjusted (per share)	15.00%	$1.15 - $1.33
Same Property NOI Growth	15.00%	-1.5% - 2.0%
Development/Redevelopment: Active Project Completion(1)	10.00%	$28.5 - $34.9
Development/Redevelopment: Active Project Additions(2)	15.00%	$50.0 - $200.0
Backfill Anchor Boxes	15.00%	3 - 8
Dispositions	10.00%	$100.0 - $300.0
Compensation Committee’s Evaluation	20.00%	1 - 5
	100%
Performance Measures - Mr. Weilminster	Weighting	Performance Range
FFO as Adjusted (per share)	10.00%	$1.15 - $1.33
Same Property NOI Growth	10.00%	-1.5% - 2.0%
Development/Redevelopment: Active Project Completion(1)	7.50%	$28.5 - $34.9
Development/Redevelopment: Active Project Additions(2)	10.00%	$50.0 - $200.0
Backfill Anchor Boxes	25.00%	3 - 8
Dispositions	7.50%	$100.0 - $300.0
Develop Strategic Plans for Specified Properties	10.0%	1 - 5
CEO & Compensation Committee’s Evaluation	20.00%	1 - 5
	100%
Performance Measures - Mr. Briggs	Weighting	Performance Range
FFO as Adjusted (per share)	10.00%	$1.15 - $1.33
Same Property NOI Growth	10.00%	-1.5% - 2.0%
Development/Redevelopment: Active Project Completion(1)	7.50%	$28.5 - $34.9
Development/Redevelopment: Active Project Additions(2)	10.00%	$50.0 - $200.0
Backfill Anchor Boxes	10.00%	3 - 8
Dispositions	7.50%	$100.0 - $300.0
Develop Strategic Plans for Specified Properties	25.00%	1 - 5
CEO & Compensation Committee’s Evaluation	20.00%	1 - 5
	100%
Performance Measures - Mr. Langer	Weighting	Performance Range
FFO as Adjusted (per share)	10.00%	$1.15 - $1.33
Same Property NOI Growth	10.00%	-1.5% - 2.0%
Development/Redevelopment: Active Project Completion(1)	7.50%	$28.5 - $34.9
Development/Redevelopment: Active Project Additions(2)	10.00%	$50.0 - $200.0
Backfill Anchor Boxes	10.00%	3 - 8
Dispositions	7.50%	$100.0 - $300.0
Accuracy, Quality and Timing of Reporting and Internal Controls	12.50%	1 - 5
Property Management	12.50%	1 - 5
CEO, Audit & Comp. Committee's Evaluation	20.00%	1 - 5
	100%

Performance Measures - Mr. Eilberg	Weighting	Performance Range
Acquisitions	15.00%	1 - 5
FFO as Adjusted (per share)	8.375%	$1.15 - $1.33
Same Property NOI Growth	8.375%	-1.5% - 2.0%
Development/Redevelopment: Active Project Completion(1)	6.50%	$28.5 - $34.9
Development/Redevelopment: Active Project Additions(2)	8.375%	$50.0 - $200.0
Backfill Anchor Boxes	8.375%	3 - 8
Dispositions	25.00%	$100.0 - $300.0
CEO, Audit & Comp. Committee's Evaluation	20.00%	1 - 5
	100%
(1)	Determined by reference to millions of dollars of value creation.
(2)	Determined by reference to millions of dollars of estimated gross cost.

The 2019 STI Program is based in part on the achievement of several objective Company performance criteria that incentivize management to focus on financial goals that are aligned with our annual operating budget and strategic goals for the year. The Compensation Committee determined that each goal was challenging and set at levels that would require the Company to work toward meaningful achievement of measures that would promote both short- and long-term value.

The 2019 STI Program also contained a subjective element based on the Compensation Committee’s assessment of our Company’s performance and the executive’s individual performance, with input from our CEO, as applicable. In this subjective element, the Compensation Committee considered each NEO’s individual performance and the Company’s overall 2019 accomplishments, including the performance set forth under “2019 Business Highlights” and performance in, but not limited to, the following categories: (i) capital markets; (ii) acquisitions/dispositions; (iii) operations; and (iv) leadership.

Based on actual performance in 2019 and the weightings assigned to each performance measure, the Compensation Committee determined the 2019 STI Program awards set forth below:

Name	Total STI Award (as % of Base Salary)	Actual 2019 STI Cash Award ($)(1)	Actual 2019 STI Equity Award ($)(2)	Total 2019 STI Award ($)
Mr. Olson	122%	$915,825	$305,275	$1,221,100
Mr. Weilminster	112%	$557,600	$—	$557,600
Mr. Briggs	112%	$557,600	$—	$557,600
Mr. Langer(3)	116%	$467,119	$155,706	$622,825
Mr. Eilberg	121%	$318,115	$106,038	$424,153
(1)	The cash awards were paid in March 2020 and are reflected in the Non-Equity Incentive Plan Compensation column for 2019 of the Summary Compensation Table below.
(2)	The equity bonus amounts are not reflected in the Summary Compensation Table below as they were granted on February 20, 2020. The equity bonus amounts consisted of the following equity awards for each of our NEO who received such an award: Mr. Olson — 17,524 LTIP Units, vesting ratably on each of the first four anniversaries of the grant date, subject to continued employment; Mr. Langer — 9,015 LTIP Units, vesting ratably on each of the first three anniversaries of the grant date, subject to continued employment; and Mr. Eilberg — 6,140 LTIP Units, vesting ratably on each of the first three anniversaries of the grant date, subject to continued employment.
(3)	For purposes of the 2019 annual bonus, a pro-rated base salary for Mr. Langer ($535,959) was used in connection with the determination of the 2019 short-term incentive compensation.

Long-Term Equity-Based Compensation — 2019 Awards

2019 Long-Term Incentive Awards

On April 4, 2019, the Compensation Committee granted long-term incentive compensation awards for 2019 (“2019 LTI Awards”). The 2019 LTI Awards were comprised of both performance-based and time-based vesting equity awards. The 2019 LTI Awards were weighted, in terms of grant date fair value, approximately two-thirds performance-based and one-third time-based for each of the NEOs.

In 2019, we increased the weighting of time-based equity awards to further strengthen the retentive aspect of our compensation program while continuing to subject a majority of the long-term compensation awards that we granted to performance-based vesting criteria.

Overall, the Compensation Committee established the amounts of the 2019 LTIP Awards to be granted to each of the NEOs based on the anticipated grant date fair values of the awards, its review of peer group data and its view of appropriate award amounts in light of each of our executive’s roles, responsibilities and experience and its desire to offer competitive compensation including an appropriate mix of cash and equity compensation.

The performance-based awards, which are granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over a three-year measurement period from February 26, 2019 through February 27, 2022.

Listed below are the threshold, target and maximum numbers of LTIP Units that each NEO will be eligible to earn upon achieving both goals discussed above at the conclusion of the performance period pursuant to the performance-based 2019 LTI Awards and the grant date fair value of the performance-based 2019 LTI Awards that we granted to each NEO:

Name	Threshold Units(1)	Target Units	Maximum Potential Units(2)	Grant Date Value ($)(3)
Mr. Olson	35,770	89,424	147,550	1,306,077
Mr. Weilminster	27,387	68,467	112,970	999,785
Mr. Briggs	27,387	68,467	112,970	999,785
Mr. Langer	12,258	30,644	50,563	447,583
Mr. Eilberg	3,502	8,755	14,446	127,881
(1)	Represents the number of units earned if the minimum threshold for the performance-based 2019 LTI Awards is met (40% of the Target Units).
(2)	Represents the maximum number of units earned if the maximum performance thresholds are met (165% of the Target Units).
(3)	Represents the grant date fair value computed in accordance with FASB ASC 718.

The following tables set forth the threshold, target and maximum performance levels, and the number of LTIP Units earned at each level, for both the absolute TSR and relative TSR components of the performance-based 2019 LTI Awards. None of the LTIP Units will be earned for a particular component if performance for that component is below threshold. The number of LTIP Units that are earned if performance is between threshold and target or target and maximum will be determined based on linear interpolation between the percentages earned at the applicable levels. In addition, if our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component.

Absolute TSR Component (25% of the performance-based 2019 LTI Awards)

Performance Level	Absolute TSR	% of Target Units Earned
Threshold	18%	40%
Target	27%	100%
Maximum	36% or higher	165%

Relative TSR Component (75% of the performance-based 2019 LTI Awards)

Performance Level	Relative TSR	% of Target Units Earned
Threshold	35th Percentile	40%
Target	55th Percentile	100%
Maximum	75th Percentile or higher	165%

If the designated performance objectives are achieved, the LTIP Units earned under the performance-based 2019 LTI Awards will also be subject to vesting based on continued employment with the Company through February 27, 2024, with 50% of the LTIP Units earned vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 27, 2023 and February 27, 2024.

During the performance measurement period, recipients of the performance-based 2019 LTI Awards will receive distributions on the maximum number of LTIP Units that could be earned of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders. To the extent LTIP Units are earned, the recipients are entitled to receive any excess amount of distributions that would have been received, above the amount of distributions actually received on all of the LTIP Units subject to the recipient’s performance-based 2019 LTI Award, if the LTIP Units that were earned had been entitled to receive full distributions since the beginning of the performance period, which may be paid either in additional LTIP Units valued on the ex-dividend date for each distribution as if such distributions had been reinvested contemporaneously or in cash.

The time-based 2019 LTI Awards, also granted in LTIP Units, vest in equal annual installments over three years (or four in the case of Mr. Olson) on February 27, 2020 and subsequent anniversaries thereof. Listed below are the number of LTIP Units and grant date fair value of the time-based 2019 LTI Awards that each NEO was granted on April 4, 2019:

Name	Time-Based Vesting LTIP Units	Grant Date Value(1)
Mr. Olson	34,047	$609,296
Mr. Weilminster	26,068	461,485
Mr. Briggs	26,068	461,485
Mr. Langer	11,667	206,543
Mr. Eilberg	3,333	59,000
(1)	Represents the grant date fair value computed in accordance with FASB ASC 718.

Stock Options

In addition to the 2019 LTI Awards, we granted the following long-term incentive equity awards with the following grant date values to Messrs. Olson and Langer based on their employment agreements that were in effect at the beginning of 2019:

Name	2019 Stock Options(1)
Mr. Olson	$500,000
Mr. Langer	$200,000
(1)	The stock options were granted on February 27, 2019 pursuant to the 2015 Omnibus Share Plan with 10-year contractual lives and vest ratably over four years in the case of Mr. Olson or three years in the case of Mr. Langer, subject to continued employment through each vesting date, with the initial vesting occurring on February 27, 2020.

During 2019, after the stock option awards for 2019 were made, Messrs. Olson and Langer executed an employment agreement and retention agreement, respectively, that each eliminated the contractual right to receive an annual stock option award.

Long-Term Equity-Based Compensation — Prior Years Performance-Based Awards

We have structured our prior year long-term equity-based compensation awards to include awards containing multi-year performance-based vesting criteria that continue to incentivize performance in years following the years in which they were granted. The following summarizes the terms of the performance-based equity awards that we had granted to the NEOs prior to 2019 that had performance periods that included all or part of 2019.

2017 Outperformance Plan – Measurement Period Ended February 23, 2020 With No Amounts Earned

On February 24, 2017, the Compensation Committee established the Company’s 2017 Outperformance Plan (“2017 OPP”), with a weighting of 75% absolute TSR and 25% relative TSR. Under the 2017 OPP, awards were granted in LTIP Units based on our absolute TSR and our TSR relative to a peer group over a three-year measurement period from February 24, 2017 through February 23, 2020.

Participants were not entitled to earn any awards under the 2017 OPP unless (i) under the absolute TSR weighting, the Company’s TSR during the measurement period was at least 21% or (ii) under the relative TSR weighting, the Company’s TSR during the measurement period was at least at the 50th percentile of our peer group. The maximum number of LTIP Units would have been earned under the 2017 OPP if the Company both (a) achieved 50% or higher TSR over the three-year measurement period and (b) was in the 75th or greater percentile of our peer group for TSR over the three-year measurement period.

On the 2017 OPP commencement date, our NEOs were awarded the maximum potential units set forth below and the number of units earned was determined based on the Company’s absolute and relative TSR over the three-year measurement period ending on the measurement period end date (unearned units were forfeited as of that date). The table below sets forth the Threshold, Target and Maximum Potential Units and the units actually earned (zero):

Name	Threshold Units	Target Units	Maximum Potential Units	Total Units Earned
Mr. Olson	15,272	34,362	57,271	—
Mr. Langer	10,690	24,053	33,808	—
Mr. Eilberg	3,054	6,872	11,454	—

2018 Long-Term Incentive Awards

On February 22, 2018, the Compensation Committee granted long-term incentive compensation awards for 2018 (“2018 LTI Awards”). The 2018 LTI Awards were comprised of both performance-based and time-based vesting awards. The 2018 LTI Awards were weighted, in terms of grant date fair value, 80% performance-based and 20% time-based for each of the NEOs that received 2018 LTI Awards. Messrs. Weilminster and Briggs did not receive similarly structured 2018 LTI Awards as they joined the Company after the 2018 LTI Awards had been granted.

The performance-based awards, which were granted in LTIP Units, are eligible to be earned based on our absolute TSR (25% of the performance-based awards) and our TSR relative to a peer group (75% of the performance-based awards) over a three-year measurement period from February 22, 2018 through February 21, 2021. Listed below are the threshold, target and maximum numbers of LTIP Units that each NEO will be eligible to earn upon achieving both goals discussed above at the conclusion of the performance period pursuant to the performance-based 2018 LTI Awards and the grant date fair value of the performance-based 2018 LTI Awards that we granted to each NEO:

Executive	Threshold Units(1)	Target Units	Maximum Potential Units(2)	Grant Date Value(3)
Mr. Olson	25,517	63,793	105,258	$1,167,292
Mr. Langer	11,741	29,353	48,432	$537,100
Mr. Eilberg	3,355	8,386	13,838	$153,457
(1)	Represents the number of units earned if the minimum threshold for the performance-based 2018 LTI Awards is met (40% of the Target Units).
(2)	Represents the maximum number of units earned if the maximum performance thresholds are met (165% of the Target Units).
(3)	Represents the grant date fair value computed in accordance with FASB ASC 718.

The following tables set forth the threshold, target and maximum performance levels, and the number of LTIP Units earned at each level, for both the absolute TSR and relative TSR components of the performance-based 2018 LTI Awards. None of the LTIP Units will be earned for a particular component if performance for that component is below threshold. The number of LTIP Units that are earned if performance is between threshold and target or target and maximum will be determined based on linear interpolation between the percentages earned at the applicable levels. In addition, if our absolute TSR for the performance period is negative, then no more than 100% (i.e., the number of Target Units) may be earned under the relative TSR component.

Absolute TSR Component (25% of the performance-based 2018 LTI Awards)

Performance Level	Absolute TSR	% of Target Units Earned
Threshold	18%	40%
Target	27%	100%
Maximum	36% or higher	165%

Relative TSR Component (75% of the performance-based 2018 LTI Awards)

Performance Level	Relative TSR	% of Target Units Earned
Threshold	35th Percentile	40%
Target	55th Percentile	100%
Maximum	75th Percentile or higher	165%

If the designated performance objectives are achieved, the LTIP Units earned under the performance-based 2018 LTI Awards will also be subject to vesting based on continued employment with the Company through February 21, 2023, with 50% of the LTIP Units earned vesting on the date the Compensation Committee determines the amount earned following the conclusion of the performance period, and 25% vesting on each of February 21, 2022 and February 21, 2023.

During the performance measurement period, recipients of the performance-based 2018 LTI Awards will receive distributions on the maximum number of LTIP Units that could be earned of only one-tenth of the dividend rate otherwise payable to the Company’s shareholders. To the extent LTIP Units are earned, the recipients are entitled to receive any excess amount of distributions that would have been received, above the amount of distributions actually received on all of the LTIP Units subject to the recipient’s performance-based 2018 LTI Award, if the LTIP Units that were earned had been entitled to receive full distributions since the beginning of the performance period, which may be paid either in additional LTIP Units valued on the ex dividend date for each distribution as if such distributions had been reinvested contemporaneously or in cash.

Benefits and Perquisites

We provide our NEOs with certain perquisites that we believe are reasonable and in line with the prevailing competitive market. In the case of Mr. Langer, these perquisites include supplemental life, disability and similar insurance premiums not to exceed $30,000 in any calendar year. Additionally, due to the location of our corporate offices in New York City and the extensive business-related travel requirements of our NEOs, we provide certain of our NEOs with the use of a car and/or driver or a car allowance. Providing these benefits allows these executive officers to use their travel time efficiently and productively for business purposes. Accordingly, we believe providing these benefits serves the best interests of our shareholders as it allows our executives to continue to focus on Company matters while traveling. While providing a car and driver does provide incidental personal benefit to the executive, the cost of this personal benefit constitutes only a small percentage of the executive’s total compensation. Nevertheless, the amounts disclosed in this Proxy Statement for car and driver costs include the entire value of the benefit, both business and personal. Mr. Langer was eligible for a car and driver during part of 2019; following the execution of his retention agreement in October 2019, Mr. Langer is no longer eligible for a car and driver, or other automobile allowance.

Governance Policies Relating to Compensation

Equity Ownership Guidelines

To further foster the strong ownership culture among our senior executive management team, and to ensure the continued direct alignment of management and shareholder interests in line with emerging corporate governance trends, we have adopted executive equity ownership guidelines requiring that our Chairman and CEO, CFO and COO maintain a minimum ownership level of Common Shares or related Company equity. The equity ownership requirements (comprised of Common Shares and certain securities convertible into or redeemable for Common Shares) for our executives are as follows:

Title	Multiple
Chairman and CEO	5x Base Salary
CFO	3x Base Salary
COO	3x Base Salary

These executive officers have until the end of the fifth full calendar year after becoming an executive officer to satisfy the ownership requirement. All of them currently satisfy the guidelines.

Clawback Policy

In 2020, the Compensation Committee adopted a clawback policy, which provides that, in the event of a financial restatement due to material noncompliance with financial reporting requirements under federal securities laws, the Company may require an NEO to reimburse the Company for excess incentive compensation paid to, earned by, or granted to such NEO during the three-year period preceding the publication of the financial restatement. Upon the occurrence of a restatement, the Compensation Committee, in its reasonable business judgment, will determine whether and the extent to which to pursue reimbursement from each such NEO.

Policy on Hedging and Pledging of Company Securities

Our employees (including our NEOs) and Trustees are prohibited from purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for any loan and from entering into hedging or derivative transactions based on the Company's securities.

Summary Compensation Table

The following table sets forth the 2019, 2018 and 2017 compensation earned by, or granted to, each of our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeffrey S. Olson Chairman and Chief Executive Officer	2019	1,000,000	—	2,378,490	499,997	915,825	227,972	5,022,284
	2018	1,000,000	—	2,259,750	500,000	744,565	158,880	4,663,195
	2017	1,000,000	—	1,927,600	499,999	800,634	154,581	4,382,814
Mark J. Langer Executive Vice President and Chief Financial Officer	2019	534,615	—	863,194	199,998	467,119	124,950	2,189,876
	2018	525,000	—	1,073,122	200,000	339,779	104,088	2,241,989
	2017	525,000	—	1,120,851	199,995	342,192	108,202	2,355,799
Christopher J. Weilminster Executive Vice President and Chief Operating Officer	2019	500,000	—	2,222,740	—	557,600	62,264	3,342,604
	2018	119,589	1,000,000	3,699,215	4,670,000	—	9,088	9,497,892
Donald T. Briggs President of Development	2019	500,000	—	2,222,740	—	557,600	398,781	3,679,121
	2018	119,589	1,000,000	3,951,440	4,670,000	—	10,785	9,751,814
Herbert Eilberg Chief Investment Officer	2019	350,000	—	331,853	—	318,115	16,750	1,016,718
	2018	350,000	—	433,757	—	235,611	16,375	1,035,743
	2017	350,000	—	450,015	—	241,954	16,000	1,057,969
(1)	The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Where applicable, in accordance with applicable SEC rules, amounts shown include the impact of bonuses paid in equity in the year actually granted. The grant date fair value of the performance-based 2019 LTI Awards was estimated using the following assumptions in additional to other inputs: an estimated dividend yield of 4.1%, an expected volatility of 20.0% for the Company and 17.0%-33.0% for peer companies and a risk-free interest rate of 2.36%. The grant date fair values of the time-based LTIP Units were estimated using the following assumptios in addition to other inputs: an expected volatility of 20.0% and a risk-free interest rate of 2.39% - 2.58%. If we assumed that maximum performance would be achieved under the performance-based 2019 LTI Awards, the grant fair value date of these awards would have been as follows: (i) Mr. Olson - $2,830,009, (ii) Mr. Langer - $969,798, (iii) Mr. Weilminster − $2,166,765, (iv) Mr. Briggs − $2,166,765 and (v) Mr. Eilberg - $277,074.
(2)	The amounts listed do not represent the actual amounts paid in cash to or value realized by the NEOs. The valuation is based on the grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 15 to our consolidated financial statements included in our Annual Report Form 10-K for the relevant year filed with the SEC.
(3)	For each of Messrs. Olson, Langer and Eilberg, the 2019 STI Program amounts were paid 75% in cash and 25% in equity.The amounts listed for 2019 in the Non-Equity Incentive Plan Compensation column represent the cash portion of the 2019 STI Program awards paid in March 2020. The equity portion of the 2019 STI Program was granted to Messrs. Olson, Langer and Eilberg on February 20,2020 in LTIP Units that vest over three years (four for Mr. Olson).
(4)	The following table sets forth 2019 other compensation earned by or granted to each of our NEOs:
Name	Car Allowance/ Use of Car and Driver ($)(a)	Commuting and Relocation Costs ($)(b)	Reimbursement for Benefit Expenses Not Covered ($)(c)	Matching 401(k) Contribution ($)	HSA Contribution ($)	Total ($)
Mr. Olson	209,222	—	—	18,750	—	227,972
Mr. Langer	73,700	—	30,000	18,750	2,500	124,950
Mr. Weilminster	25,200	15,744	—	18,750	2,600	62,294
Mr. Briggs	25,632	354,399	—	18,750		398,781
Mr. Eilberg	—	—	—	14,250	2,500	16,750
(a)	Mr. Olson was provided with a car and a driver and Mr. Langer was provided a car. Each of them used the car and driver, as applicable, for both business and personal purposes with the amounts shown reflective of the aggregate incremental cost to the Company for the car, driver and related expenses without allocating between business and personal uses. Mr. Olson’s car was purchased in 2014 and Mr. Langer’s car was purchased in 2015. In 2019, the Company transferred Mr. Langer’s car to him and ceased providing him with further related expense reimbursement; the amount shown includes the residual value on the date of transfer. Each of Messrs. Weilminster and Briggs was provided with a car allowance paid in cash in equal installments on a bi-weekly basis. Messrs. Olson, Weilminster and Briggs also were provided with parking spots which amounts are included in the above.
(b)	Represents reimbursement for travel expenses from each executive’s current residence to the Company's offices in New York and Paramus, New Jersey.

(c)	The figures here represent the sum of the cost of the NEOs reimbursement for medical premiums, supplemental group term life insurance, and supplemental long term disability above and beyond the Company's normal benefit programs that are generally available to all salaried employees of the Company.

Grants of Plan-Based Awards in 2019

The following table sets forth certain information with respect to each plan-based award to our NEOs made in 2019. All of the equity awards set forth in the table below were granted under the 2015 Omnibus Share Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Award(2)			All other Stock Awards: Number of Shares of stock or units (#)(3)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Olson	2/27/19								128,534	19.53	19.53	499,997
	2/27/19							25,416				463,117
	4/4/19							34,047				609,269
	4/4/19				35,770	89,424	147,550					1,306,077
		500,000	1,000,000	2,000,000
Mr. Langer	2/27/19								51,679	19.53	19.53	199,998
	2/27/19							11,598				209,068
	4/4/19							11,667				206,543
	4/4/19				12,258	30,644	50,563					447,583
		267,980	535,959	803,939
Mr. Weilminster	2/27/19							41,291				761,470
	4/4/19							26,068				461,485
	4/4/19				27,387	68,467	112,970					999,785
		250,000	500,000	875,000
Mr. Briggs	2/27/19							41,291				761,470
	4/4/19							26,068				461,485
	4/4/19				27,387	68,467	112,970					999,785
		250,000	500,000	875,000
Mr. Eilberg	2/27/19							8,042				144,967
	4/4/19							3,333				59,005
	4/4/19				3,502	8,755	14,446					127,881
		175,000	402,500	525,000
(1)	The dollar amounts presented in these columns represent awards at threshold, target and maximum levels under the 2019 STI Program. The actual award amounts earned under the 2019 STI Program for 2019 are set forth on page 35. See “Annual Cash and Equity Incentives – 2019 Short-Term Incentive Compensation Plan” on page 32 for further information regarding these awards.
(2)	The unit amounts presented in these columns represent the performance-based 2019 LTI Awards at threshold, target and maximum levels . See “Long-Term Equity-Based Compensation – 2019 Awards” on page 35 for further information regarding these awards.
(3)	On February 27, 2019, the Company granted Mr. Olson 25,416 restricted LTIP Unit awards with 1∕4 vesting on each anniversary of the grant date, and Messrs. Briggs, Eilberg, Langer and Weilminster 41,291, 8,042, 11,598 and 41,291, respectively, restricted LTIP Unit awards with 1∕3 vesting on each anniversary of the grant date. The LTIP Units granted to Messrs. Olson, Eilberg and Langer represented the equity component of each of these executive’s short-term incentive compensation award for 2018 that was granted in early 2019. The LTIP Units granted to Messrs. Briggs and Weilminster were granted pursuant to their employment agreements and were meant to compensate them for both (i) their long-term incentive plan awards in respect of 2018 forfeited at their prior employer and (ii) long-term incentive awards for the portion of 2018 that they were employed by the Company. On April 4, 2019, as part of the 2019 LTI Awards, the Company granted Mr. Olson 34,047 time-based LTIP Units with 1∕4 vesting annually on February 27th each year beginning with 2020, and Messrs. Briggs, Eilberg, Langer and Weilminster 26,068, 3,333, 11,667 and 26,068 LTIP Units, respectively, with 1∕3 vesting annually on February 27th each year beginning with 2020. All of these restricted LTIP Units, which are only subject to time -based vesting based on continued employment through a specified date, entitle the holders to receive cash distributions whether or not then vested.
(4)	The exercise price for the options was the average of the high and low sales prices of our Common Shares on the grant date.
(5)	The amounts presented in this column represent the full grant date fair value of equity awards (calculated pursuant to FASB ASC Topic 718).

Options Exercises and Stock Vested in 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Olson	41,243	$847,669
Mr. Weilminster	19,422	$399,996
Mr. Briggs	31,056	$639,598
Mr. Langer	32,828	$655,467
Mr. Eilberg	11,849	$233,424
(1)	Computed by multiplying the number of shares or LTIP Units that vested by the average of the high and low price of our Common Shares on the date of vesting. A portion of Messrs. Langer and Eilberg's shares that vested were withheld to satisfy withholding taxes.

2019 Outstanding Equity Awards at Fiscal Year End

The following table provides information on outstanding equity awards as of December 31, 2019 for each NEO:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Mr. Olson		128,534	(3)	19.53	2/27/29
	26,150	78,452	(4)	21.64	2/22/28
	48,828	48,828	(5)	28.36	2/24/27
	105,042	35,014	(6)	23.52	2/7/26
	1,046,068	1,046,069	(7)	23.90	2/17/25
						133,884	(8)	2,567,895	130,213	(9)	2,497,485
Mr. Weilminster		1,000,000	(10)	21.72	9/27/28
						218,565	(8)	4,192,077	68,467	(9)	1,313,197
Mr. Briggs		1,000,000	(10)	21.72	9/27/28
						218,565	(8)	4,192,077	68,467	(9)	1,313,197
Mr. Langer		51,679	(3)	19.53	2/27/29
	14,094	28,189	(4)	21.64	2/22/28
	26,402	13,201	(5)	28.36	2/24/27
	56,657			23.52	2/8/26
	127,551			23.52	4/20/25
						55,261	(8)	1,059,906	53,075	(9)	1,017,979
Mr. Eilberg						27,188	(8)	521,466	15,164	(9)	310,026
(1)	Value based on number of shares or units multiplied by $19.18, which was the price of Common Shares as of the close of business on December 31, 2019.
(2)	The awards under the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” are awards of LTIP Units that remained subject to performance-based vesting conditions and were granted as 2019 LTI Awards, 2018 LTI Awards and 2017 OPP awards. These LTIP Units do not have any value unless specified performance criteria are met and specified criteria for converting and/or redeeming the LTIP Units for Common Shares are also met. As of December 31, 2019, these criteria had not been met (as the relevant measurement periods had not yet ended). If our performance for the three-year measurement period applicable to these LTIP Units continued to be the same as we experienced from the beginning of the applicable three-year measurement period through December 31, 2019, no amounts would have been earned under these 2017 OPP awards and 2018 LTI Awards and an amount between threshold and target would have been earned under these 2019 LTI Awards. Accordingly, pursuant to SEC rules, these 2017 OPP awards and 2018 LTI Awards awards are reflected in the table at threshold and these 2019 LTI Awards are reflected in the table at target.
(3)	Represents unvested Options, granted on February 27, 2019, scheduled to vest, for Mr. Olson, in equal installments on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023 and, for Mr. Langer, in equal installments on February 27, 2020, February 27, 2021 and February 27, 2022, in each case subject to continued employment through such dates.
(4)	Represents unvested Options, granted on February 22, 2018, scheduled to vest, for Mr Olson, in equal installments on February 22, 2020, February 22, 2021, and February 22, 2022 and, for Mr. Langer, in equal installments on February 22, 2020 and February 22, 2021, in each case subject to continued employment through such dates.

(5)	Represents unvested Options, granted on February 24, 2017, scheduled to vest, for Mr. Olson, in equal installments on February 24, 2020 and February 24, 2021 and, for Mr. Langer, on February 22, 2020, in each case subject to continued employment through such dates.
(6)	Represents unvested Options, granted on February 8, 2016, scheduled to vest February 8, 2020, subject to continued employment through such date.
(7)	Represents unvested Options, granted on February 17, 2015, scheduled to vest February 17, 2020, subject to continued employment through such date.
(8)	The number of shares or units of stock that have not vested include the following:
	Earned Performance Based 2015 OPP LTIP Units(a)	2015 Award(b)	2015 Bonus Award(c)	2016 Bonus Award(d)	2017 Bonus/ 2018 Make Whole Awards		2018 Inducement Award(g)	2018 Time- Based LTI Award(h)	2018 Bonus Award(i)	2019 Time- Based LTI Award(j)	Total
Mr. Olson	15,375	–	5,316	15,868	27,748	(e)	–	10,114	25,416	34,047	133,884
Mr. Weilminster	–	–	–	–	18,930	(f)	132,276	41,291	–	26,068	218,565
Mr. Briggs	–	–	–	–	18,930	(f)	132,276	41,291	–	26,068	218,565
Mr. Langer	10,762	–	–	4,720	12,377	(e)	–	4,137	11,598	11,667	55,261
Mr. Eilberg	3,075	1,228	–	2,874	7,454	(e)	–	1,182	8,042	3,333	27,188
(a)	Represents unvested LTIP Units earned under the 2015 OPP Plan scheduled to vest on November 6, 2020, subject to continued employment through such date.
(b)	Represents unvested Common Shares granted in 2015 scheduled to vest on January 1, 2020, subject to continued employment through such date.
(c)	Represents unvested Common Shares granted in 2016 as annual bonus for 2015 scheduled to vest on February 8, 2020, subject to continued employment through such date.
(d)	Represents unvested Common Shares granted in 2017 as annual bonus for 2016 scheduled to vest, for Mr. Olson, in equal installments on February 24, 2020 and February 24, 2021 and, for Messrs. Langer and Eilberg, on February 24, 2020, in each case, subject to continued employment through such dates.
(e)	Represents unvested LTIP Units and Common Shares granted in 2018 as annual bonus for 2017. For Mr. Olson, represents unvested LTIP Units scheduled to vest in equal installments on February 22, 2020, February 22, 2021 and February 22, 2022, subject to continued employment through such dates. For Messrs. Langer and Eilberg, represents unvested Common Shares scheduled to vest in equal installments on February 22, 2020 and February 22, 2021, subject to continued employment through such dates.
(f)	Represents unvested LTIP Units granted to Messrs. Weilminster and Briggs in 2018 in connection with their hiring by the Company that were primarily intended to compensate these individuals for unvested equity awards of their former employer that were forfeited when they joined the Company. These unvested LTIP Units were scheduled to vest as follows: 12,859 LTIP Units on February 12, 2020 and 6,071 LTIP Units on February 6, 2021, in each case subject to continued employment through such dates.
(g)	Represents unvested LTIP Units granted to Messrs. Weilminster and Briggs in 2018 as inducement awards in connection with their hiring by the Company scheduled to vest in equal installments on September 27, 2021, September 27, 2022 and September 27, 2023, subject to continued employment through such dates.
(h)	Represent unvested LTIP Units granted as time-based 2018 LTI Awards or in lieu of such awards for Messrs. Weilminster and Briggs. For Mr. Olson, represents unvested LTIP Units scheduled to vest in equal installments on February 22, 2020, February 22, 2021 and February 22, 2022, subject to continued employment through such dates. For Messrs. Langer and Eilberg, represents unvested LTIP Units scheduled to vest in equal installments on February 22, 2020 and February 22, 2021, subject to continued employment through such dates. For Messrs. Weilminster and Briggs, represents unvested LTIP Units scheduled to vest on on February 27, 2020, February 27, 2021 and February 27, 2022, subject to continued employment through such dates. On February 27, 2019, the Company granted LTIP units that vest ratably over four years on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023.
(i)	Represents unvested LTIP Units granted in 2019 as annual bonus for 2018 scheduled to vest, for Mr. Olson, in equal installments on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023 and, for Messrs. Langer and Eilberg, in equal installments on February 27, 2020, February 27, 2021 and February 27, 2022, in each case, subject to continued employment through such dates.
(j)	Represent unvested LTIP Units granted as time-based 2019 LTI Awards scheduled to vest, for Mr. Olson, in equal installments on February 27, 2020, February 27, 2021, February 27, 2022 and February 27, 2023 and, for the other NEOs, in equal installments on February 27, 2020, February 27, 2021 and February 27, 2022, in each case subject to continued employment through such dates.
(9)	Reflects performance-based LTIP Unit awards that were outstanding and for which the performance period had not ended as of December 31, 2019. In accordance with SEC rules, as noted in footnote (2) above, the number of units set forth in the table below includes the number of units that would be earned if threshold performance was achieved for the 2017 OPP awards (i.e., approximately 44.4% of target), threshold performance was achieved for the performance-based 2018 LTI Awards (i.e., 40% of target) and target) and target performance was achieved for the performance-based 2019 LTI Awards.
(10)	Represents unvested Options, granted on September 27, 2018, scheduled to vest in equal installments on September 27, 2021, September 27, 2022 and September 27, 2023, subject to continued employment.

	2017 OPP Awards(a) (at threshold)	2018 LTI Awards (Performance- Based)(b) (at threshold)	2019 LTI Awards (Performance- Based)(c) (at target)	Total
Mr. Olson	15,272	25,517	89,424	130,213
Mr. Weilminster	–	–	68,467	68,467
Mr. Briggs	–	–	68,467	68,467
Mr. Langer	10,690	11,741	30,644	53,075
Mr. Eilberg	3,054	3,355	8,755	15,164

(a)	Represents unearned LTIP Units awarded under the 2017 OPP. Awards under the 2017 OPP were subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 23, 2020. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 24, 2021 and February 24, 2022, subject to continued employment through such dates. See “2017 Outperformance Plan – Measurement Period Ended February 23, 2020 With No Amounts Earned” for more information.
(b)	Represents unearned LTIP Units awarded as performance-based 2018 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 21, 2021. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 21, 2022 and February 21, 2023, subject to continued employment through such dates. See “2018 Long-Term Incentive Awards” for more information.
(c)	Represents unearned LTIP Units awarded as performance-based 2019 LTI Awards. These LTIP Units are subject to performance-based vesting based on the achievement of absolute and relative TSR performance criteria over a three-year measurement period ending February 26, 2022. Earned LTIP Units would be subject to vesting based on continued employment, with 50% scheduled to vest on the date performance-based vesting was determined and 25% scheduled to vest on each of February 27, 2023 and February 27, 2024, subject to continued employment through such dates. See “2019 Long-Term Incentive Awards” for more information.

Employment Agreements and Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our NEOs serves at the pleasure of our Board. The disclosure below describes the terms of the current employment agreements, retention agreements and offer letters, as applicable, that we have with our NEOs, including certain compensation that may become payable to Messrs. Olson, Weilminster, Briggs, Langer and Eilberg as a result of a qualifying termination of employment based on these agreements. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our NEOs.

Olson Employment Agreement

On August 6, 2019, the Company entered into an employment agreement with Mr. Olson, the Company's Chairman of the Board and Chief Executive Officer, which replaced the amended and restated employment agreement, dated November 18, 2014, between Mr. Olson and the Company, as further amended, that had an initial term scheduled to expire or automatically renew on September 1, 2019. The initial term for the new employment agreement extends until September 1, 2024, with automatic one-year renewals thereafter unless either party provides the other party at least 90 days' prior notice of nonrenewal.

The employment agreement provides that Mr. Olson will be entitled to an annual base salary of not less than $1,000,000 and eligible to receive an annual bonus with a target amount equal to 100% of his annual base salary, payable in cash and/or equity, in the sole discretion of the Company. The Company will have the discretion to establish the structure and performance targets for Mr. Olson’s annual bonus and determine the amount earned each year. If all or part of the bonus is paid in equity awards, such awards shall be full value equity awards (for example, restricted Common Shares or LTIP Units) that vest ratably over no more than four years from the date of grant. Mr. Olson also will be entitled to receive annual equity grants for each year under the Company's long-term incentive compensation plans, beginning with 2020, with a value at target performance levels of no less than $3,200,000. The Company also agrees to provide Mr. Olson with a car and driver for use in connection with his performance of duties for the Company.

The employment agreement generally provides Mr. Olson with the same level of termination payments and benefits as existed under Mr. Olson’s prior employment agreement with the Company.

On any termination of Mr. Olson’s employment, Mr. Olson will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Olson under the terms of any other plan or program. If Mr. Olson’s employment is terminated by the Company without cause or by Mr. Olson for good reason (in each case, as defined in the employment agreement), subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Olson's employment agreement:

•	“Severance Amount” equals two times the sum of Mr. Olson’s base salary and target annual bonus, unless the termination is within three months prior to or in connection with (and in each case subject to the consummation of), or within two years following, a change in control of the Company (a “Qualifying CIC Termination”), in which case it equals three times the sum of Mr. Olson’s base salary and target annual bonus.
•	“Pro Rata Bonus” equals (i) if such termination is a Qualifying CIC Termination, the greater of Mr. Olson's target annual bonus or the annual bonus earned in the year of a termination based on actual performance with respect to the Company's performance goals and deeming any individual performance goals to be achieved at the target level, or (ii) if such termination is not a Qualifying CIC Termination, the annual bonus earned in the year of termination based on actual performance with respect to the Company's performance goals and deeming any individual performance goals to be achieved at the target level, in each case, prorated based on the portion of the year that had elapsed through the date of termination.
•	“Medical Benefits” require the Company to provide Mr. Olson medical insurance coverage substantially identical to that provided to other senior executives for three years following termination.

If Mr. Olson’s employment is terminated due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Olson’s execution of a release, Mr. Olson will be entitled to vesting of the unvested portion of the option award granted on February 17, 2015 and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).

Mr. Olson is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Olson’s employment terminates for any reason.

In the event that payments or benefits owed to Mr. Olson constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Olson receiving a higher net-after-tax amount than he would have absent such reduction.

“Cause” generally means Mr. Olson’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Olson’s incapacity due to physical or mental illness or after Mr. Olson’s notice of termination for good reason) that Mr. Olson fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

Mr. Olson may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Olson’s written notice of such event (provided that such notice is given to the Company within 30 days after Mr. Olson becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Olson’s position, authority, duties or responsibilities; (3) a relocation of Mr. Olson’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) the Company’s material breach of any provision of the employment agreement, including (a) Mr. Olson not holding the title of Chairman and Chief Executive Officer, (b) delivery by the Company of a notice of non-renewal of the employment agreement, (c) a failure of a successor to the Company to assume the employment agreement, (d) failure of the Company to appoint or elect Mr. Olson to the Board of Trustees or removal of Mr. Olson from the Board of Trustees and (e) a material change in Mr. Olson’s reporting relationship inconsistent with the terms of the employment agreement.

Weilminster Employment Agreement

On July 30, 2018, the Company entered into an employment agreement with Christopher J. Weilminster in connection with his appointment as Executive Vice President and Chief Operating Officer. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof.

The employment agreement provides for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Weilminster was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to the Company’s employees and a signing bonus of $500,000. Mr. Weilminster also will be entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 will be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by the Company in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Weilminster was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.

Pursuant to contractual requirements in his employment agreement, on September 27, 2018, the Company granted Mr. Weilminster (1) options to purchase 1,000,000 Common Shares that vest over five years with one third vesting each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third vesting on each of the third, fourth and fifth anniversary subject to continued employment and (3) 38,352 LTIP Units that vest over approximately three years, which were primarily intended to compensate Mr. Weilminster for unvested equity awards of his former employer that he forfeited by joining the Company.

On any termination of Mr. Weilminster's employment, Mr. Weilminster will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Weilminster under the terms of any other plan or program. On a termination of Mr. Weilminster's employment by the Company without cause or by Mr. Weilminster for good reason, subject to Mr. Weilminster's execution of a release, Mr. Weilminster will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Weilminster's employment agreement:

•	“Severance Amount” equals 1.5 times Mr. Weilminster's base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Weilminster's base salary and target annual bonus.
•	“Pro Rata Bonus” equals a pro rata portion of Mr. Weilminster's annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Weilminster's target annual bonus.
•	“Medical Benefits” require the Company to provide Mr. Weilminster medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Weilminster's employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Weilminster’s execution of a release, Mr. Weilminster will be entitled to vesting of the equity granted September 27, 2018. If Mr. Weilminster’s employment is terminated upon or after the expiration of the employment period, Mr. Weilminster will be entitled, subject to Mr. Weilminster’s execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.

Mr. Weilminster is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Weilminster's employment terminates for any reason.

In the event that payments or benefits owed to Mr. Weilminster constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Weilminster receiving a higher net-after-tax amount than he would have absent such reduction.

“Cause” generally means Mr. Weilminster's (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Weilminster's incapacity due to physical or mental illness or after Mr. Weilminster's notice of termination for good reason) that Mr. Weilminster's fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

Mr. Weilminster may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Weilminster gives written notice of such event to the Company (provided that such notice is given to the Company within 30 days after Mr. Weilminster becomes aware of the event): (1) a material reduction in base salary or annual bonus opportunity; (2) a material diminution in Mr. Weilminster's authority, duties or responsibilities; (3) after Mr. Weilminster relocates his principal residence to the New York City area, a relocation of Mr. Weilminster's location of employment to a location outside of Manhattan; or (4) the Company’s material breach of any provision of the employment agreement.

Briggs Employment Agreement

On July 30, 2018, the Company entered into an employment agreement with Donald T. Briggs in connection with his appointment as President of Development. The employment agreement became effective September 27, 2018 and has a term of five years from the date thereof.

The employment agreement provides for an annual base salary of not less than $500,000 and a target annual cash bonus of 100% of annual base salary. Additionally, Mr. Briggs was entitled to receive a cash bonus of not less than $500,000 paid in respect of fiscal year 2018, subject to continued employment through the date bonuses in respect of 2018 were paid to the Company’s employees and a signing bonus of $500,000. Mr. Briggs also will be entitled to receive annual equity grants for each year, beginning with 2019, with a value at target performance levels equal to $1,500,000, of which (x) $500,000 will be subject to vesting ratably over three years from the grant date subject to continued employment and (y) $1,000,000 will be subject to vesting over a period of no more than five years from the grant date based on such criteria as may be determined by the Company in its sole discretion, which may include one or more performance-based hurdles. In addition, in the first quarter of 2019, Mr. Briggs was entitled to receive a number of LTIP Units with a value of $825,000, which will vest ratably over three years subject to continued employment.

Pursuant to contractual requirements in his employment agreement, on September 27, 2018, the Company granted Mr. Briggs (1) options to purchase 1,000,000 Common Shares that vest over five years with one third vesting each of the third, fourth and fifth anniversary of the grant date, subject to continued employment, (2) 132,276 LTIP Units that vest over five years, with one third vesting on each of the third, fourth and fifth anniversary subject to continued employment and (3) 49,986 LTIP Units that vest over approximately three years, which were primarily intended to compensate Mr. Briggs for unvested equity awards of his former employer that he forfeited by joining the Company.

On any termination of Mr. Briggs' employment, Mr. Briggs will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Briggs under the terms of any other plan or program. On a termination of Mr. Briggs' employment by the Company without cause or by Mr. Briggs for good reason, subject to Mr. Briggs' execution of a release, Mr. Briggs will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Briggs' employment agreement:

•	“Severance Amount” equals 1.5 times Mr. Briggs' base salary and target annual bonus unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it will equal 2.5 times Mr. Briggs' base salary and target annual bonus.
•	“Pro Rata Bonus” equals a pro rata portion of Mr. Briggs annual bonus for the year of termination based on actual performance or, on a Qualifying CIC Termination, means the greater of that amount and Mr. Briggs target annual bonus.
•	“Medical Benefits” require the Company to provide Mr. Briggs medical insurance coverage substantially identical to that provided to other senior executives for one year following termination or, on a Qualifying CIC Termination, for two years following termination, subject to applicable law.

On a termination of Mr. Briggs’ employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Briggs’ execution of a release, Mr. Briggs' will be entitled to vesting of the equity granted September 27, 2018. If Mr. Briggs’ employment is terminated upon or after the expiration of the employment period, Mr. Briggs will be entitled, subject to Mr. Briggs’ execution of a release, to vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment and a pro-rated annual bonus for the year of termination.

Mr. Briggs is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Briggs' employment terminates for any reason.

In the event that payments or benefits owed to Mr. Briggs constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Briggs receiving a higher net-after-tax amount than he would have absent such reduction.

“Cause” generally means Mr. Briggs' (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Briggs' incapacity due to physical or mental illness or after Mr. Briggs' notice of termination for good reason) that Mr. Briggs' fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

Mr. Briggs may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Briggs gives written notice of such event to the Company (provided that such notice is given to the Company within 30 days after Mr. Briggs becomes aware of the event): (1) a material reduction in base salary, aggregate annual cash compensation opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Briggs' position, authority, duties or responsibilities; (3) a relocation of Mr. Briggs' location of employment to a location outside of Manhattan; or (4) the Company’s material breach of any provision of the employment agreement.

Langer Retention Agreement

October 18, 2019, the Company entered into a retention agreement with Mr. Langer, the Company's Executive Vice President and Chief Financial Officer, which replaces in its entirety the employment agreement, dated February 4, 2015, between Mr. Langer and the Company, that was in a one-year renewal period scheduled to expire or automatically renew on July 1, 2020. The retention agreement has no fixed term.

The retention agreement sets forth Mr. Langer’s current title, duties, compensation and additional benefits, and provides that these may be modified by the Company at any time in its sole and absolute discretion, subject to Mr. Langer’s right to terminate the retention agreement for good reason, as described below.

Mr. Langer’s current compensation includes annual base salary ($575,000) and annual short-term incentive bonus eligibility payable in cash and/or equity awards (which ranges from 50% to 175% of his annual base salary based on targets predetermined by the Compensation Committee annually). If all or part of any annual short-term incentive bonus is paid in equity awards, such awards will be full value equity awards (for example, restricted Common Shares or LTIP Units) that vest ratably over no more than three years from the date of grant. Mr. Langer also is eligible to receive long-term incentive equity grants for each year with a value at target performance levels of no less than $871,375, and will be eligible to receive reimbursements for life, disability or similar insurance policy premiums in an amount not to exceed $30,000 in any calendar year.

On any termination of Mr. Langer’s employment, Mr. Langer will be entitled to payment of any earned, but unpaid, base salary and annual bonus and accrued and unpaid vacation pay, and any compensation and benefits due to Mr. Langer under the terms of any other plan or program. If Mr. Langer’s employment is terminated by the Company without cause or by Mr. Langer for good reason (in each case, as defined in the retention agreement), subject to Mr. Langer’s execution of a release, Mr. Langer will be entitled to (1) a lump sum payment of the Severance Amount, (2) a Pro Rata Bonus paid at the time bonuses are otherwise paid, (3) the Medical Benefits, and (4) vesting of all outstanding unvested equity awards that are subject to vesting based solely on continued employment. For purposes of Mr. Langer’s retention agreement:

•	“Severance Amount” equals 1.5x the sum of Mr. Langer’s base salary and target annual short-term incentive bonus, unless the termination is within three months prior to, in connection with or within two years following a change in control of the Company (a “Qualifying CIC Termination”), in which case it equals 2.5x the sum of Mr. Langer’s base salary and target annual short-term incentive bonus.
•	“Pro Rata Bonus” equals (i) on a Qualifying CIC Termination, the greater of Mr. Langer's target annual short-term incentive bonus or the annual bonus earned in the year of a termination based on actual performance, or (ii) if such termination is not a Qualifying CIC Termination, the annual bonus earned in the year of termination based on actual performance in each case prorated based on the portion of the year that had elapsed through the date of termination.
•	“Medical Benefits” require the Company to provide Mr. Langer medical insurance coverage substantially identical to that provided to other senior executives (i) on a Qualifying CIC Termination, for up to two years following termination, or (ii) if such termination is not a Qualifying CIC Termination, one year, in each case subject to applicable law.

On a termination of Mr. Langer's employment due to death or disability, and, in the case of termination of employment due to disability, subject to Mr. Langer's execution of a release, Mr. Langer will be entitled to vesting of the unvested portion of the option award granted on April 20, 2015 and it will remain exercisable for one year following termination (or, if earlier, for the remainder of the term).

Mr. Langer is subject to non-competition and non-solicitation of employees covenants through the one-year anniversary of the date Mr. Langer’s employment terminates for any reason.

In the event that payments or benefits owed to Mr. Langer constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits will be reduced to an amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Langer receiving a higher net-after-tax amount than he would have absent such reduction.

“Cause” generally means Mr. Langer’s (1) conviction of, or plea of guilty or nolo contendere to, a felony; (2) willful and continued failure to use reasonable best efforts to substantially perform his duties (other than such failure resulting from Mr. Langer’s incapacity due to physical or mental illness or after Mr. Langer’s notice of termination for good reason) that Mr. Langer fails to remedy to the reasonable satisfaction of the Company within 30 days after the Company’s written notice of such failure; or (3) willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

Mr. Langer may terminate his employment for “good reason” within 90 days after he has actual knowledge of the occurrence, without his written consent, of one of the following events that has not been cured within 30 days after Mr. Langer’s written notice of such event (provided that such notice is given to the Company within 30 days after Mr. Langer becomes aware of the event): (1) a material reduction in base salary, annual bonus opportunity or the aggregate level of employee benefits; (2) a material diminution in Mr. Langer’s position, title, authority, duties or responsibilities; (3) a relocation of Mr. Langer’s location of employment to a location outside of Manhattan or more than 30 miles outside of Paramus, New Jersey; or (4) the Company’s material breach of any provision of the retention agreement, including (a) the failure of a successor to the Company to assume this Agreement and (b) a material change in the Mr. Langer's reporting relationship such that Mr. Langer no longer reports to the Chief Executive Officer of the Company.

Eilberg Offer Letter

On April 20, 2015, Mr. Herbert Eilberg was appointed to the position of Chief Investment Officer of the Company. Mr. Eilberg’s offer letter provides for an annualized salary of $350,000 and a target annual bonus of $400,000 for the year ended December 31, 2015 paid 50% in cash and 50% in shares of restricted stock that vest ratably over three years. Additionally, pursuant to his offer letter, the Company granted Mr. Eilberg 20,928 restricted Common Shares (the “Initial Eilberg Equity Grant”) on May 11, 2015, that vest as follows: 5,278 shares vest on January 1, 2016; 5,278 shares vest on January 1, 2017; 4,913 shares vest on January 1, 2018; 4,231 shares vest on January 1, 2019; and 1,228 shares vest on January 1, 2020.

On a termination of Mr. Eilberg’s employment by the Company without cause, or by Mr. Eilberg for good reason, if the Initial Eilberg Equity Grant has not been fully vested, the unvested portion of the Initial Eilberg Equity Grant shall continue to vest according to the schedule set forth in the offer letter, notwithstanding the fact that Mr. Eilberg will no longer be an employee of the Company at such time.

On a termination of Mr. Eilberg’s employment by the Company without cause, or by Mr. Eilberg for good reason, and if such termination occurs within 12 months after a change in control of the Company, the Company shall pay or cause to be paid to Mr. Eilberg a cash severance payment in an amount equal to (i) one year of his then-current base salary; plus (ii) the amount of his target bonus for that year. For these purposes, “cause” means (a) conviction of, or plea of guilty or nolo contendre to, a felony pertaining or otherwise relating to his employment with the Company or an affiliate; or (b) willful misconduct that is materially economically injurious to the Company or any of its affiliates, in each case as determined in the Company’s sole discretion; and “good reason” means (a) the assignment to the employee of duties materially and adversely inconsistent with the employee’s status prior to the change in control or a material and adverse alteration in the nature of the employee’s duties, responsibilities or authority; (b) a reduction in the employee’s base salary; or (c) a relocation of the employee’s own office location to a location more than 30 miles from its location prior to the change in control.

Equity Awards

Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to restricted LTIP Units and Common Shares that are subject to vesting based solely on continued employment, all outstanding unvested LTIP Units and Common Shares held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s death. Pursuant to the terms of the applicable award agreements entered into with our NEOs relating to options to purchase Common Shares, all outstanding options held by each of our NEOs will fully vest in the event such NEO’s employment is terminated by us without cause or by the NEO for good reason within 24 months of a change in control or as a result of the NEO’s retirement on or after attainment of age 65, death or disability and the options will continue to be exercisable following termination for up to one year in the event of a termination due to qualifying retirement, death or disability and up to 60 days in the event of any other termination, other than a termination for cause (but in no event beyond the expiration of the term of the option).

With respect to the performance based LTIP Units that we granted to our NEOs under the 2017 OPP and as part of the 2018 LTI Awards and 2019 LTI Awards, pursuant to the terms of the applicable award agreements, in the event of a change in control prior to the end of the applicable three-year measurement period, we will determine the award earned by the NEOs based on our performance through the date of the change in control measured against pro-rated hurdles, provided that, in the event the change in control occurs within the first year of the three-year measurement period, the amount earned will be pro-rated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the change in control. The LTIP Units earned will remain subject to vesting based on continued

employment in the same manner as would have applied in the absence of a change in control (i.e., one-half of the LTIP Units that are earned will vest on the date the Compensation Committee determined the amount earned and the remainder will vest in equal installments on the fourth and fifth anniversaries of the beginning of the three-year measurement period), except that all of an NEO’s LTIP Units that are earned will vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control or if the LTIP Units that are earned do not remain outstanding following the change in control. In addition, any LTIP Units earned prior to a change in control will fully vest if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 18 months following the change in control.

In the event of a qualified termination of a NEO prior to the end of the three-year measurement period for the 2017 OPP awards, the performance-based 2018 LTI Awards or the performance-based 2019 LTI Awards, the NEO will be entitled to retain his LTIP Units subject to the same performance-based vesting conditions as applied prior to such termination; provided that the number of LTIP Units earned will be prorated based upon the portion of the three-year measurement period that elapsed from the first day of such period through the date of the qualified termination. Any LTIP Units subsequently earned will be fully vested, but, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. In the event of a qualified termination of a NEO after the end of the three-year measurement period, any LTIP Units earned by such NEO will fully vest; provided that, other than in the case of a termination upon death or disability, the NEO will not have the right to transfer the LTIP Units until the dates on which they would have vested if the qualified termination had not occurred. The term qualified termination is defined in the award agreements for the 2017 OPP awards, the performance-based 2018 LTI Awards and the performance-based 2019 LTI Awards to mean the termination of employment with us as a result of the NEO’s death, disability or, after the first anniversary of the beginning of the three-year measurement period, a termination by us without cause or such NEO’s resignation for good reason.

In each case, the terms cause, good reason and change in control are specifically defined in the applicable award agreements.

The following table sets forth potential payments and benefits that would have been provided to our NEOs upon the occurrence of a change in control or certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2019.

Name	Salary and Cash Bonus (Multiple)	Salary and Cash Bonus	Health Benefits	Vesting of Equity Awards(1)	Total
Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason
Mr. Olson	2x	$5,221,100	$72,387	$3,401,796	$8,695,283
Mr. Weilminster	1.5x	$2,057,600	$24,129	$4,815,315	$6,897,044
Mr. Briggs	1.5x	$2,057,600	$24,129	$4,815,315	$6,897,044
Mr. Langer	1.5x	$2,289,264	$24,129	$1,344,170	$3,659,170
Mr. Eilberg	n/a	—	—	$82,532	$82,532
Death or Disability(2)
Mr. Olson	n/a	—	—	$3,401,796	$3,401,796
Mr. Weilminster	n/a	—	—	$4,815,315	$4,815,315
Mr. Briggs	n/a	—	—	$4,815,315	$4,815,315
Mr. Langer	n/a	—	—	$1,344,170	$1,344,170
Mr. Eilberg	n/a	—	—	$601,669	$601,669
Change in Control without Termination(3)
Mr. Olson	n/a	—	—	$141,213	$141,213
Mr. Weilminster	n/a	—	—	$108,122	$108,122
Mr. Briggs	n/a	—	—	$108,122	$108,122
Mr. Langer	n/a	—	—	$48,390	$48,390
Mr. Eilberg	n/a	—	—	$13,826	$13,826
Termination Following Change in Control(3)
Mr. Olson	3x	$7,221,100	$72,387	$3,401,796	$10,695,283
Mr. Weilminster	2.5x	$3,057,600	$48,258	$4,815,315	$7,921,173
Mr. Briggs	2.5x	$3,057,600	$48,258	$4,815,315	$7,921,173
Mr. Langer	2.5x	$3,401,830	$48,258	$1,344,170	$4,794,257
Mr. Eilberg	1x	$752,500	—	$601,669	$1,354,169

(1)	LTIP Units and Common Shares that would have vested are valued based on the closing price of the Common Shares on the last business day of 2019, December 31, 2019, which was of $19.18. The value of the options to purchase Common Shares is calculated as the difference between the closing price of the Common Shares on December 31, 2019 and the exercise price of the options. No amounts were included for the 2017 OPP awards, the performance-based 2018 LTI Awards and the performance-based 2019 LTI Awards under “Termination by Urban Edge Properties Without Cause or by the Executive for Good Reason” or “Qualifying Death or Disability” as the earning of any such awards would remain suject to the achievement of the performance-based vesting hurdles through the end of the applicable three-year measurement period. Amounts under “Change in Control” for the 2017 OPP awards, the performance-based 2018 LTI Awards and the performance-based 2019 LTI Awards reflect the amount that would vest upon the change in control (i.e., 50% of the amount earned based on achievement of the performance-based vesting conditions) and does not include the portion of the award that would remain subject to vesting based on continued employment.
(2)	In the event of a termination of employment due to disability, the NEOs would not have received accelerated vesting of their restricted LTIP Units or Common Shares that are subject to vesting based solely on continued employment and, as a result, the value of equity awards set forth above would have been reduced by the following amounts: Mr. Olson - $2,263,280, Mr. Weilminster - $1,285,210, Mr. Briggs - $1,285,210, Mr. Langer - $849,041 and Mr. Eilberg - $460,199.
(3)	In the event that any payments and benefits to be paid or provided to Messrs. Olson, Weilminster, Briggs or Langer would be subject to “parachute payment” excise taxes under the Internal Revenue Code of 1986, as amended, such NEO’s payments and benefits will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater after-tax benefit to such NEO.

No NEO was eligible for qualifying requirement as of December 31, 2019.

Employee Retirement Plan

The Company does not maintain a retirement plan other than a 401(k) plan.

Deferred Compensation

The Company does not currently sponsor or operate any deferred compensation programs that are generally offered to all eligible employees or to any of the NEOs.

Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of the principal executive officer. Our principal executive officer is Mr. Olson.

For fiscal year 2019, Mr. Olson had total compensation of approximately $5 million as reflected in the Summary Compensation Table. We estimate that the median annual compensation for all Company employees based on W-2 gross pay, excluding Mr. Olson, was $91,301 for 2019. As a result, Mr. Olson's 2019 compensation was approximately 55 times that of the median annual compensation for all employees. As of December 31, 2019, we had 117 employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees of the Company, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the SEC with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Amy B. Lane (Chair)
Michael A. Gould
Steven J. Guttman

PROPOSAL 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, we are providing our shareholders an opportunity to indicate whether they support our compensation program for our named executive officers as described in this Proxy Statement by voting for or against the resolution that appears below. This vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program. Although the vote on this resolution is advisory in nature and, therefore, will not bind us to take any particular action, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. At our 2016 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal as well as other factors, and currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers.

Our executive compensation program is designed to encourage high performance, promote accountability and motivate our executives to achieve our business objectives while aligning their interests with those of our shareholders. To achieve these goals, significant portions of targeted compensation may only be earned upon achievement of specific performance goals and are delivered in the form of equity. Base salary is the only type of compensation awarded to our named executive officers that is fixed and not subject to any time or performance-based vesting

We believe that a majority of the compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis. As such, our executive compensation program includes incentive-based elements where the remuneration realized by each executive varies based on Company performance. For long-term incentive compensation, we grant a combination of time and performance vesting equity-based awards. Other than equity-based awards granted to our named executive officers to make them whole for compensation amounts forfeited by joining the Company and for awards to induce them to join the Company, the majority of the equity-based awards granted to our CEO and other named executive officers is in the form of performance-based units that vest only upon achievement of goals tied to the absolute and relative performance of our Common Shares over a three-year performance period. We believe equity-based awards that vest over multiple years ensures that the majority of each executive’s compensation opportunity is tied to our shareholders, with emphasis on share price appreciation and dividend growth, for the executives to realize value.

Prior to voting on this proposal, shareholders are encouraged to read the sections entitled “Executive Officer Compensation-Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement, which describe in more detail our executive compensation program and the compensation decisions made by our Compensation Committee in 2018. For the reasons discussed above, we believe our compensation program for our named executive officers is instrumental in helping us achieve our operational and financial goals. Accordingly, we believe that our compensation program should be endorsed by our shareholders, and we are asking our shareholders to vote “FOR” the following resolution:

“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission.”

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which we and our significant shareholders, Trustees and our executive officers or their respective immediate family members are participants (including transactions required to be disclosed under Item 404 of Regulation S-K) to determine whether such persons have a direct or indirect material interest in the transaction. Our policy (as set forth in our Code of Business Conduct and Ethics) is to determine whether such persons have a direct or indirect material interest in the transaction. In determining whether such an interest exists, we apply the standards set forth in Item 404 of Regulation S-K, our Code of Business Conduct and Ethics and our Corporate Governance Guidelines.

Our legal and financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from our significant shareholders, Trustees and our executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in this Schedule 14A. We also disclose transactions or categories of transactions we consider in determining that a Trustee is independent.

In addition, our Audit Committee and/or our Corporate Governance and Nominating Committee reviews and, if appropriate, approves or ratifies any related person transaction that is required to be disclosed. These committees, in the course of their review of a disclosable related-party transaction, consider: (1) the nature of the related person’s interest in the transaction; (2) the material terms of the transaction; (3) the importance of the transaction to the related person; (4) the importance of the transaction to the Company; (5) whether the transaction would impair the judgment of a Trustee or executive officer to act in the best interest of the Company; and (6) any other matters these committees deem appropriate.

The following is a summary of related person transactions since January 1, 2019, other than compensation arrangements which are described under “Executive Officer Compensation” and “Compensation of Trustees.” The related person transactions listed below were all approved by our Board.

Lease of Office Space from Vornado

In connection with the spin-off the Company entered into individual leases pursuant to which the Company leases office space at (i) 210 Route 4 East, Paramus, New Jersey 07652, Vornado’s administrative headquarters; (ii) 888 Seventh Avenue, New York, New York 10019, Vornado’s executive headquarters; and (iii) 61-35 Junction Boulevard, Rego Park, New York 11374, Vornado’s Rego Center. Rent payments will generally be adjusted each year of each lease to reflect increases or decreases in operating and maintenance expenses and other factors. Rent payments in 2019 were $1,111,940, comprised of rent for 210 Route 4 East, Paramus, New Jersey 07652 in the amount of $655,484, 888 Seventh Avenue, New York, New York 10019 in the amount of $409,695 and 61-35 Junction Boulevard, Rego Park, New York 11374 in the amount of $46,761.

Property Management and Leasing Services

In connection with the spin-off, the Company and Vornado entered into a property management agreement under which the Company provides management, development, leasing and other services to certain properties owned by Vornado and its affiliates, including Interstate Properties (“Interstate”) and Alexander’s, Inc. (NYSE:ALX). Interstate is a general partnership that owns retail properties in which Steven Roth, Chairman of Vornado’s Board and Chief Executive Officer of Vornado, and a member of our Board of Trustees, is the managing general partner. Interstate and its partners beneficially owned an aggregate of approximately 7.1% of the Common Shares of beneficial interest of Vornado as of December 31, 2019. As of, and for the twelve months ended December 31, 2019, Vornado owned 32.4% of Alexander’s, Inc. We recognized management and development fee income of $1.9 million, $1.5 million and $1.5 million for the years ended December 31, 2019, 2018 and 2017, respectively. As of December 31, 2019 and December 31, 2018, there were $0.62 million and $0.25 million of fees, respectively, due from Vornado included in tenant and other receivables in our consolidated balance sheets.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. Should any other matter properly come before the Annual Meeting, including a question of adjourning or postponing the Annual Meeting, named proxies will have discretionary authority to vote the shares represented in accordance with their best judgment.

NON-GAAP FINANCIAL MEASURES

The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO and FFO as Adjusted are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance.

The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses cash NOI margin, calculated as cash NOI divided by total revenue, which the Company believes is useful to investors for similar reasons.

The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 70 properties for the years ended December 31, 2019 and 2018. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area (“GLA”) is taken out of service and also excludes properties acquired or sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2019, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to FFO and FFO as Adjusted. Reconciliations of these measures to net income have been provided in the tables that follow.

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the year ended December 31, 2019. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2019
	(in thousands)	(per share)
Net income	$116,197	$0.91
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(6,699)	(0.05)
Consolidated subsidiaries	25	—
Net income attributable to common shareholders	109,523	0.86
Adjustments:
Rental property depreciation and amortization	93,212	0.73
Real estate impairment loss	26,321	0.21
Gain on sale of real estate	(68,632)	(0.54)
Limited partnership interests in operating partnership(1)	6,699	0.05
FFO applicable to diluted common shareholders	167,123	1.31

Environmental remediation costs	1,357	0.01
Transaction, severance and other expenses	1,235	0.01
Tenant bankruptcy settlement income	(1,015)	(0.01)
Casualty gain, net(2)	(13,583)	(0.11)
Impact from tenant bankruptcies(3)	(7,366)	(0.06)
Tax impact from Hurricane Maria	1,111	0.01
Executive transition costs	375	—
Gain on sale of lease(4)	(1,849)	(0.01)
FFO as Adjusted applicable to diluted common shareholders	$147,388	$1.16

Weighted average diluted shares used to calculate EPS	119,896
Assumed conversion of OP and LTIP Units to common shares	7,306
Weighted average diluted common shares - FFO(5)	127,202
(1)	Represents earnings allocated to LTIP and OP unitholders for unissued common shares, which have been excluded for purposes of calculating earnings per diluted share for the periods presented because they are anti-dilutive.
(2)	Reflects insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and tornado damage at our shopping center in Wilkes-Barre, PA.
(3)	Reflects a write-off of the below-market intangible liability connected with the rejection of our Kmart lease in Huntington, NY.
(4)	Reflects a gain on the sale of our ground lease in Tysons Corner, VA.
(5)	Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the year ended December 31, 2019 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP units which may be redeemed for our common shares.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the years ended December 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31,
(Amounts in thousands)	2019	2018
Net income	$116,197	$116,963
Management and development fee income from non-owned properties	(1,900)	(1,469)
Other expense (income)	1,065	(146)
Depreciation and amortization	94,116	99,422
General and administrative expenses	38,220	34,984
Casualty and impairment loss, net(1)	12,738	4,426
Gain on sale of real estate	(68,632)	(52,625)
Gain on sale of lease	(1,849)	—
Interest income	(9,774)	(8,336)
Interest and debt expense	66,639	64,868
Gain on extinguishment of debt	—	(2,524)
Income tax expense	1,287	3,519
Non-cash revenue and expenses	(13,819)	(32,117)
Cash NOI	234,288	226,965
Adjustments
Non-same property cash NOI(2)	(34,137)	(38,731)
Tenant bankruptcy settlement and lease termination income	(1,643)	(1,028)
Environmental remediation costs	1,357	584
Construction rental abatement	—	291
Lease termination payment	—	15,500
Natural disaster related operating loss	—	40
Same-property cash NOI	$199,865	$203,621
Cash NOI related to properties being redeveloped	23,049	20,431
Same-property cash NOI including properties in redevelopment	$222,914	$224,052
(1)	The year ended December 31, 2019 reflects real estate impairment losses at four properties, offset by insurance proceeds for Hurricane Maria at our two malls in Puerto Rico and for tornado damage at our shopping center in Wilkes-Barre, PA. The year ended December 31, 2018 reflects these items, partially offset by insurance proceeds, net of casualty related expenses.
(2)	Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the years ended December 31, 2019 and 2018, respectively. Net income is considered the most directly comparable GAAP measure.

	Twelve Months Ended December 31,
(Amounts in thousands)	2019	2018
Net income	$116,197	$116,963
Depreciation and amortization	94,116	99,422
Interest and debt expense	66,639	64,868
Income tax expense	1,287	35,519
Gain on sale of real estate	(68,632)	(52,625)
Real estate impairment loss	26,321	5,574
EBITDAre	235,928	237,721
Adjustments for Adjusted EBITDAre:
Environmental remediation costs	1,357	584
Transaction, severance and other expenses	1,235	782
Tenant bankruptcy settlement income	(1,015)	(329)
Casualty gain, net	(13,583)	(777)
Impact from tenant bankruptcies	(7,366)	(5,075)
Gain on sale of lease	(1,849)	—
Executive transition costs	375	1,932
Gain on extinguishment of debt	—	(2,524)
Adjusted EBITDAre	$215,082	$232,314

FINANCIAL STATEMENTS

A copy of our 2019 Annual Report on Form 10-K, including our financial statements for the year ended December 31, 2019, is being furnished to shareholders concurrently herewith.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC and Maryland law, we are permitted to use a method of delivery for proxy materials referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household, or where one shareholder has multiple accounts. If we household proxy materials, then only one copy of our annual report and proxy statement will be sent to multiple shareholders who share the same address and last name, unless we have received contrary instructions from one or more of those shareholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the annual report and proxy statement to any shareholder residing at the same address. If you wish to receive a separate copy of the annual report and proxy statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Urban Edge Properties, Attention: Investor Relations, 888 Seventh Avenue, New York, New York 10019, (b) telephone at (212) 956-2556, or (c) e-mail at rmilton@uedge.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided that such broker, bank or other nominee has elected to household proxy materials.

SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2021 annual meeting of shareholders must be received by our Secretary at our principal executive offices no later than November 26, 2020 in order to be considered for inclusion in our proxy statement relating to the 2021 annual meeting of our shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”). Shareholder proposals received after November 26, 2020 will be considered untimely under our Bylaws. While the Board will consider shareholder proposals, we reserve the right to omit from our annual proxy statement shareholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Our Bylaws currently provide that, in order for a shareholder to nominate a candidate for election as a Trustee or a shareholder to propose other business to be presented at our 2021 annual meeting of shareholders, other than a shareholder proposal included in our Proxy Statement pursuant to Rule 14a-8, notice of such nomination or proposal must be delivered to our Secretary at our executive office not earlier than October 27, 2020 and no later than 5:00 p.m., Eastern Time, on November 26, 2020, except that, if the 2021 annual meeting of our shareholders is originally scheduled for a date that is before April 8, 2021 or after June 7, 2021, notice must be delivered no earlier than the 150th day prior to the date of the 2021 annual meeting of our shareholders and not later than 5:00 p.m., Eastern Time on the later of the 120th day prior to the date of the 2021 annual meeting of shareholders, as originally convened, or the tenth day following the day on which public announcement of the date of the 2021 annual meeting of shareholders is first made. The public announcement of a postponement or adjournment of an annual meeting will not extend or restart any time period for giving such a notice. Any such proposal should be mailed to Urban Edge Properties, 888 Seventh Avenue, New York, New York 10019, Attention: Robert C. Milton III, Executive Vice President, General Counsel and Secretary.

By Order of the Board of Trustees,

ROBERT C. MILTON III
Executive Vice President, General Counsel and Secretary
March 26, 2020

URBAN EDGE PROPERTIES

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 5, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UE2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 5, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E91392-P34409

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

URBAN EDGE PROPERTIES

The Board of Trustees recommends you vote FOR all of the following nominees:

Nominees:

	For	Against	Abstain
1a. Jeffrey S. Olson	☐	☐	☐
1b. Michael A. Gould	☐	☐	☐
1c. Steven H. Grapstein	☐	☐	☐
1d. Steven J. Guttman	☐	☐	☐
1e. Amy B. Lane	☐	☐	☐
1f. Kevin P. O'Shea	☐	☐	☐
1g. Steven Roth	☐	☐	☐
1h. Douglas W. Sesler	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

The Board of Trustees recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐
3. The approval, on a non-binding advisory basis, of a resolution approving the compensation of our named executive officers as described in the Proxy Statement.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2020:
The Notice and Proxy Statement and 2019 Annual Report, including Form 10-K, are available at www.proxyvote.com.

E91393-P34409

URBAN EDGE PROPERTIES
Annual Meeting of Shareholders
May 6, 2020 9:00 AM
This proxy is solicited by the Board of Trustees

The undersigned hereby appoints Mark J. Langer, Robert C. Milton III and Alexandra Ferrone, and each of them (with full power of substitution), as proxies for the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest of Urban Edge Properties (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Eastern Time on **May 6, 2020,** virtually at www.virtualshareholdermeeting.com/UE2020, and at any adjournment or postponement thereof. The undersigned acknowledges receipt from the Company prior to the execution of the proxy of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the Annual Report to Shareholders, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL TRUSTEE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business, including a motion to adjourn or postpone the Annual Meeting to another time and/or place, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side